Exhibit 10.8

CREDIT AGREEMENT

dated as of February 27, 2004

among

BEASLEY MEZZANINE HOLDINGS, LLC,

as Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

and

BANK OF MONTREAL, CHICAGO BRANCH,

as Administrative Agent

BANK OF NEW YORK

as Syndication Agent

HARRIS NESBITT

and

BNY CAPITAL MARKETS, INC.,

as Co- Lead Arrangers

BANK OF AMERICA N.A.,

ING CAPITAL, LLC

and

WELLS FARGO, NATIONAL ASSOCIATION

as Co- Documentation Agents

HARRIS NESBITT

as Sole Book Runner

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS	1

1.1	Certain Defined Terms	1

1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	21

1.3	Other Definitional Provisions and Rules of Construction	22

SECTION 2.	AMOUNTS AND TERMS OF COMMITMENTS AND LOANS	22

2.1	Commitments; Making of Loans; the Register; Notes	22

2.2	Interest on the Loans	25

2.3	Fees	29

2.4	Repayments, Prepayments and Reductions in Revolving Loan Commitments; General Provisions Regarding Payments	29

2.5	Use of Proceeds	37

2.6	Special Provisions Governing LIBOR Rate Loans	37

2.7	Increased Costs; Taxes; Capital Adequacy	39

2.8	Obligation of Lenders and Issuing Lenders to Mitigate	43

2.9	Affected Lenders; Replacement of a Lender	43

2.10	Guaranties of and Security for the Obligations	44

2.11	Incremental Facility	45

SECTION 3.	LETTERS OF CREDIT	46

3.1	Issuance of Letters of Credit and Lenders' Purchase of Participations Therein	46

3.2	Letter of Credit Fees	48

3.3	Drawings and Reimbursement of Amounts Drawn Under Letters of Credit	49

3.4	Obligations Absolute	51

3.5	Indemnification; Nature of Issuing Lender's Duties	51

3.6	Increased Costs and Taxes Relating to Letters of Credit	52

SECTION 4.	CONDITIONS TO LOANS AND LETTERS OF CREDIT	53

4.1	Conditions to Term Loans and Initial Revolving Loans	53

4.2	Conditions to Permitted Acquisitions	55

4.3	Conditions to All Loans	57

4.4	Conditions to Letters of Credit	57

i

SECTION 5.	BORROWER'S REPRESENTATIONS AND WARRANTIES	57

5.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries	57

5.2	Authorization of Borrowing, etc.	60

5.3	Financial Condition	61

5.4	No Material Adverse Change	61

5.5	Title to Properties; Liens; Intellectual Property	61

5.6	Litigation; Compliance with Laws	62

5.7	Payment of Taxes	62

5.8	Governmental Regulation	62

5.9	Securities Activities	62

5.10	Employee Benefit Plans	63

5.11	Certain Fees	63

5.12	Environmental Protection	63

5.13	Employee Matters	64

5.14	Solvency	64

5.15	Insurance	64

5.16	Disclosure	65

SECTION 6.	BORROWER'S AFFIRMATIVE COVENANTS	65

6.1	Financial Statements and Other Reports	65

6.2	Existence, etc.	68

6.3	Payment of Taxes and Claims; Tax Consolidation	68

6.4	Maintenance of Properties; Insurance	68

6.5	Inspection; Lender Meeting	69

6.6	Compliance with Laws; Maintenance of FCC Licenses	69

6.7	Environmental Disclosure and Inspection	69

6.8	Borrower's Remedial Action Regarding Hazardous Materials	70

6.9	Interest Rate Protection	70

SECTION 7.	BORROWER'S NEGATIVE COVENANTS	70

7.1	Indebtedness	70

7.2	Liens and Related Matters	71

7.3	Investments; Joint Ventures	72

7.4	Contingent Obligations	73

7.5	Restricted Junior Payments	74

7.6	Financial Covenants	74

7.7	Restriction on Fundamental Changes; Asset Sales and Acquisitions	75

7.8	Sales and Lease-Backs	77

7.9	Sale or Discount of Receivables	77

7.10	Transactions with Shareholders and Affiliates	78

7.11	Conduct of Business	78

7.12	Amendments or Waivers of Subordinated Debt Documents and Charter Documents	78

7.13	Fiscal Year	79

SECTION 8.	EVENTS OF DEFAULT	79

8.1	Failure to Make Payments When Due	79

8.2	Default in Other Agreements	79

8.3	Breach of Certain Covenants	80

8.4	Breach of Warranty	80

8.5	Other Defaults Under Loan Documents	80

8.6	Involuntary Bankruptcy; Appointment of Receiver, etc.	80

8.7	Voluntary Bankruptcy; Appointment of Receiver, etc.	80

8.8	Judgments and Attachments	81

8.9	Dissolution	81

8.10	Employee Benefit Plans	81

8.11	Failure of Security, Guaranty or Subordination	81

8.12	FCC Licenses	81

8.13	Business Interruption	82

8.14	Change of Control	82

SECTION 9.	ADMINISTRATIVE AGENT	83

9.1	Appointment	83

9.2	Powers and Duties; General Immunity	84

9.3	Representations and Warranties; No Responsibility For Appraisal of Creditworthiness	85

9.4	Right to Indemnity	85

9.5	Successor Administrative Agent	86

9.6	Security Documents, Etc.	86

9.7	Administrative Agent May File Proofs of Claim	87

SECTION 10	MISCELLANEOUS	88

10.1	Assignments and Participations in Loans and Letters of Credit	88

10.2	Expenses	90

10.3	Indemnity	90

10.4	Set-Off	91

10.5	Ratable Sharing	91

10.6	Amendments and Waivers	92

10.7	Independence of Covenants	92

10.8	Notices	92

10.9	Survival of Representations, Warranties and Agreements	93

10.10	Failure or Indulgence Not Waiver; Remedies Cumulative	93

10.11	Marshalling; Payments Set Aside	93

10.12	Severability	94

10.13	Obligations Several; Independent Nature of Lenders' Rights	94

10.14	Headings	94

10.15	Applicable Law	94

10.16	Successors and Assigns	94

10.17	Consent to Jurisdiction and Service of Process	94

10.18	Waiver of Jury Trial	95

10.19	Confidentiality	95

10.20	Counterparts; Effectiveness	96

10.21	Limitation of Liability	96

EXHIBITS

I	FORM OF NOTICE OF BORROWING

II	FORM OF NOTICE OF CONVERSION/CONTINUATION

III	FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT

IV	FORM OF TERM NOTE

V	FORM OF REVOLVING NOTE

VI	FORM OF COMPLIANCE CERTIFICATE

VII	FORM OF OPINION OF OBLIGORS’ COUNSEL

VIII	FORM OF BFT CONSENT LETTER

IX	FORM OF ASSIGNMENT AGREEMENT

X	FORM OF INCREMENTAL TERM LOAN NOTE

v

SCHEDULES

2.1	LENDERS’ COMMITMENTS AND PRO RATA SHARES

5.1D	SUBSIDIARIES

5.1E	FCC LICENSES AND STATION MATTERS

5.1E(vii)	MARKETING AGREEMENTS

5.1F	COLLATERAL MATTERS

5.5B	INTELLECTUAL PROPERTY

5.12	ENVIRONMENTAL MATTERS

7.1	EXISTING INDEBTEDNESS

7.3	EXISTING INVESTMENTS

7.4	EXISTING CONTINGENT OBLIGATIONS

BEASLEY MEZZANINE HOLDINGS, LLC

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of February 27, 2004, and entered into by, between and among BEASLEY MEZZANINE HOLDINGS, LLC (“Borrower”), THE FINANCIAL INSTITUTIONS PARTY HERETO (as further defined below, each individually referred to herein as a “Lender” and collectively as “Lenders”), and BANK OF MONTREAL, CHICAGO BRANCH (“Bank of Montreal”), as administrative agent for Lenders (in such capacity, “Administrative Agent”).

R E C I T A L S

WHEREAS, Borrower has requested that Lenders (i) extend revolving and term credit facilities to Borrower of TWO HUNDRED TWENTY-FIVE MILLION DOLLARS ($225,000,000) in the aggregate for (a) the repayment and termination of all Indebtedness under the Existing Credit Agreement, (b) the making of Permitted Acquisitions, (c) the payment of fees and expenses hereunder and fees and expenses related to Permitted Acquisitions, and (d) the provisions of funds for working capital and other general corporate purposes of Borrower and its Subsidiaries and other purposes permitted hereunder; and for these purposes, Lenders are willing to make certain loans and other extensions of credit to Borrower of such amount upon the terms and conditions set forth herein, and (ii) provide for the making of certain additional uncommitted credit facilities to Borrower of up to SEVENTY-FIVE MILLION DOLLARS ($75,000,000) in the aggregate which may be used for general corporate purposes, including financing certain Permitted Acquisitions; and

WHEREAS, Borrower desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, for the benefit of Administrative Agent and the Lenders, a first priority Lien, except as otherwise expressly provided, on all of Borrower’s and its Subsidiaries’ existing and after-acquired property (to the fullest extent permitted by law) pursuant to this Agreement and the Security Documents, including, without limitation, a pledge of all of the capital stock of Borrower and its Subsidiaries, including License Subs; and

WHEREAS, Borrower’s Subsidiaries have agreed to guarantee the Obligations hereunder and under the other Loan Documents; and

WHEREAS, Holdings has agreed to secure all of the Obligations hereunder and under the other Loan Documents by pledging all of its membership interests in Borrower pursuant to the Holdings Pledge Agreement;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section	1. DEFINITIONS

1.1 Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Acquired Stations” means the radio stations to be acquired on any Permitted Acquisition Closing Date.

“Acquisition FCC Consent” means the initial or other written action or actions by the FCC approving the assignment of the FCC Licenses for each Station to be acquired as part of a Permitted Acquisition to the respective License Sub in the manner contemplated by the applicable Permitted Acquisition Documents, all in form and substance reasonably satisfactory to Administrative Agent.

“Adjusted LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Rate Loan, the rate per annum obtained by dividing (i) the arithmetic mean (rounded upward to the nearest 1/16 of one percent) of the offered rates for Dollar deposits with maturities comparable to the Interest Period for which such Adjusted LIBOR Rate will apply, appearing on Telerate Page 3750 (or any successor page) at approximately 11:00 A.M. (London time) on such Interest Rate Determination Date, as determined by the Administrative Agent by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of similar liabilities under Regulation D).

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5.

“Affected Lender” has the meaning assigned to that term in subsection 2.6C.

“Affected Loans” has the meaning assigned to that term in subsection 2.6C.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” has the meaning assigned to that term in subsection 9.4.

“Aggregate Amounts Due” has the meaning assigned to that term in subsection 10.5.

“Agreement” shall mean this Credit Agreement dated as of February 27, 2004, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Applicable Margin” means the percentage determined by reference to subsection 2.2A.

“ASR Number” means the Antenna Structure Registration number assigned by the FCC to certain antenna structures used in connection with the operations of broadcast stations.

“Asset Sale” means the sale by any Credit Party to any Person other than another Credit Party of (i) any of the stock, partnership or other equity interests of Borrower’s Subsidiaries, (ii) substantially all of the assets of any division or line of business of Borrower or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Borrower or any of its Subsidiaries outside of the ordinary course of business; provided that Asset Sale shall not include any Permitted Tower Transfer or any sale of shares of findwhat.com.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, at any time, the higher of (x) the Prime Rate or (y) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

“Beasley Family” means, collectively, (i) George G. Beasley, a resident of the State of Florida, (ii) any of such Person’s spouse, ancestors, descendants, cousins, siblings, or descendants of cousins or siblings, (iii) any trust wholly revocable by any one or more of such Person, or such individuals described in (i) or (ii), or any other trust for the benefit of any one or more of such Person, such individuals described in (i) or (ii), or any organization to which gifts at death would qualify for a federal estate charitable deduction under Internal Revenue Code Section 2055; and (iv) any entity that is an Affiliate of any one or more of such Person, such individuals described in (i) or (ii) or trust described in (iii).

“BFT” means Beasley Family Towers, a Delaware corporation and an Affiliate of Borrower.

“BFT Consent Letter” means a Consent Letter substantially in the form of Exhibit VIII annexed hereto executed and delivered by BFT pursuant to subsection 4.1 and any Permitted Tower Transfer.

“Borrower” has the meaning assigned to that term in the introduction to this Agreement.

“Business Day” means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or Illinois or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any LIBOR Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person, other than any Marketing Agreement.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either S&P or Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than One Hundred Million Dollars ($100,000,000); and

(v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (b) has net assets of not less than Five Hundred Million Dollars ($500,000,000), and (c) has the highest rating obtainable from either S&P or Moody’s.

“Cash Proceeds” means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, provided that Cash Proceeds shall not include (i) payments received in respect of the promissory note received in respect of the sale of WTSB or (ii) any payments received from time to time in respect of Permitted Sale Notes.

“Change of Control” means:

(i) (a) Holdings ceasing for any reason to beneficially own and control (y) 100% of all equity interests of NewHoldco, to the extent NewHoldco is created and (z) (together with NewHoldco to the extent NewHoldco is created) 100% of the membership interests of Borrower or (b) any Credit Party ceasing for any reason (other than a transfer or an equity issuance permitted hereunder) to beneficially own and control at least 99.75% of the issued and outstanding shares of capital stock, partnership interests or other equity interests of its Subsidiaries;

(ii) the sale, lease or other transfer (other than a transfer or an equity issuance permitted hereunder) of all or substantially all of Borrower’s assets to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than a wholly-owned Subsidiary;

(iii) the adoption of a plan relating to the liquidation or dissolution of Borrower or managing member thereof; or

(iv) the consummation of any transaction as a result of which any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) that is not the Beasley Family or a member thereof or a “beneficial owner” of (as such term is used in Section 13(d)(3) of the Exchange Act) any stock, partnership interests or other equity interests of Holdings as of the Closing Date, directly or indirectly becomes a “beneficial owner” of more than 50% of the voting stock, voting partnership interests or other voting equity interests of Holdings.

“Class” means each of the following two classes of Lenders: (i) Term Lenders, and (ii) Lenders having Revolving Loan Exposure.

“Closing Date” means February 27, 2004.

“Collateral” means, collectively, all assets securing the Obligations pursuant to the Security Documents in accordance with the terms thereof.

“Commitments” means the commitments of Lenders to make Loans as set forth in subsection 2.1A.

“Communications Act” means the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC promulgated thereunder, as from time to time in effect.

“Compliance Certificate” means a certificate substantially in the form of Exhibit VI annexed hereto delivered to Administrative Agent and Lenders by Borrower pursuant to subsection 6.1(iii).

“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in Cash or other consideration or accrued as a liability including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Borrower and its Subsidiaries) by Borrower and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment”, or comparable items, including capitalized expenses, reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries; provided that Consolidated Capital Expenditures shall not include amounts paid and costs incurred in connection with Permitted Acquisitions or amounts expended with insurance proceeds to repair or replace “additions to property, plant or equipment”, or comparable items, in accordance with the terms of this Agreement.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period excluding, however, any interest expense not payable in Cash (including amortization of discount and amortization of debt issuance costs).

“Consolidated Excess Cash Flow” means, for Borrower and its Subsidiaries on a consolidated basis, for any Fiscal Year of Borrower, the amount by which Borrower’s and its Subsidiaries’ operating revenues collected in Cash during such Fiscal Year exceed the sum (without duplication) of (i) Borrower’s and its Subsidiaries’ consolidated operating expenses paid in Cash in such period (including, without duplication, Consolidated Cash Interest Expense and general and administrative expenses), plus (ii) the amount (without duplication) paid in Cash by Borrower and its Subsidiaries in such period for (a) principal repayments of the Consolidated Total Debt (excluding payments made from Consolidated Excess Cash Flow), plus (b) Consolidated Capital Expenditures paid in Cash, plus (c) Cash distributions permitted under subsection 7.5 hereof, plus (d) fees and expenses paid in Cash by Borrower and its Subsidiaries hereunder or under the other Loan Documents for the effectiveness of such agreements and for amendments and waivers thereto excluding such costs that are paid with proceeds of Loans, plus (e) all legal fees and expenses paid in Cash by Borrower and its Subsidiaries with respect to any acquisition or disposition of a Station permitted hereunder excluding such costs that are paid with proceeds of Loans hereunder, plus (f) the aggregate amount of Holdings Advances made in such Fiscal Year, plus (g) all Cash invested in Investments during such Fiscal Year as permitted by subsection 7.3(v), (viii) and (ix) or used in consummating Permitted Acquisitions excluding Investments or Permitted Acquisitions made with Cash constituting proceeds of Loans hereunder. For purposes of calculating Consolidated Excess Cash Flow with respect to assets not owned by the Borrower and its Subsidiaries for the full Fiscal Year, Consolidated Excess Cash Flow shall be calculated as if any operations disposed of by any Borrower and its Subsidiaries at any time during the preceding 12-month period had not been owned by the Borrower and its Subsidiaries for any of the full preceding 12-month period.

“Consolidated Fixed Charges” shall mean for Borrower and its Subsidiaries on a consolidated basis, for the four Fiscal Quarter period ending on the date of determination, the sum of (a) Consolidated Cash Interest Expense paid during such period, plus (b) scheduled principal payments of the Term Loans or Revolving Loan Commitment paid as a result of reduction requirements under subsection 2.4A hereof during such period (excluding all mandatory prepayments under subsection 2.4B(iii)), plus (c) agency fees and commitment fees paid during such period, plus (d) Consolidated Capital Expenditures of Borrower and its Subsidiaries paid or payable in Cash during such period, plus (e) taxes paid in Cash and Restricted Junior Payments made with respect to taxes resulting from the business and activities of Borrower and its Subsidiaries during such period, plus (f), without duplication, Restricted Junior Payments made pursuant to subsections 7.5(i) and 7.5(ii)(b).

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Borrower and its Subsidiaries, whether paid in Cash or accrued, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in subsection 2.3C payable to Administrative Agent and/or Lenders on or before the Closing Date and any effect of marked to market adjustments on derivative transactions, all of the foregoing determined on a consolidated basis for Borrower and its Subsidiaries in conformity with GAAP.

“Consolidated Operating Cash Flow” shall mean for Borrower and its Subsidiaries on a consolidated basis and determined in accordance with GAAP, for the four Fiscal Quarter period ending on the date of determination, (a) net income or loss for such period, excluding (i) unusual, extraordinary or otherwise non-operating income, gains and losses, if any, for such period, and (ii) the write-up or write-down of assets for such period (other than write-offs of accounts receivable), plus (b) to the extent deducted in determining net income for such period, the sum of (i) depreciation expense for such period, (ii) amortization expense for such period, (iii) Consolidated Interest Expense during such period, (iv) taxes expensed during such period whether current or deferred, (v) other deferred or non-cash expenses relating to trade for such period, (vi) solely to the extent that a Permitted Acquisition shall have been consummated in accordance with the terms and conditions of this Agreement, Marketing Agreement Payments for such period with respect to such Permitted Acquisition during such period, (vii) fees and expenses paid in Cash by Borrower and its Subsidiaries hereunder or under the other Loan Documents for the effectiveness of such agreements and the other Closing Date transactions to the extent included in determining net income for such period, (viii) all legal fees and expenses incurred by Borrower and its Subsidiaries with respect to any acquisition or disposition of a Station permitted hereunder as a “like-kind” exchange under Section 1031 of the Internal Revenue Code, and (ix) legal fees incurred by Borrower and its Subsidiaries with respect to any acquisition of a Station permitted hereunder, to the extent such legal fees do not exceed One Hundred Thousand Dollars ($100,000) for any such acquisition or series of related acquisitions, minus (c) to the extent included in determining net income for such period, non-cash revenue relating to trade. For purposes of calculating Consolidated Operating Cash Flow with respect to assets not owned by Borrower and its Subsidiaries for the full preceding 12-month period, Consolidated Operating Cash Flow shall be calculated as if (A) any operations acquired by Borrower and its Subsidiaries at any time during the preceding 12-month period had been in fact owned by Borrower and its Subsidiaries for the full preceding 12-month period, and (B) any operations disposed of by Borrower and its Subsidiaries at any time during the preceding 12-month period had not been owned by Borrower and its Subsidiaries for any of the full preceding 12-month period.

“Consolidated Total Debt” means, as at any date of determination and on a consolidated basis, the sum of (i) the aggregate stated balance sheet amount of all Indebtedness of Borrower and its Subsidiaries (including the Loans (but excluding Indebtedness outstanding in accordance with subsection 7.1(v)), (ii) Letter of Credit Usage, (iii) the sum of (x) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all letters of credit (other than Letters of Credit) issued for the account of Borrower or any of its Subsidiaries then outstanding plus (y) the aggregate amount of all drawings under any such letter of credit honored by the issuer of any such letter of credit and not theretofore reimbursed by Borrower or any of its Subsidiaries, and (iv) the aggregate amount of all direct or indirect guaranties of Borrower and its Subsidiaries (for such purpose, the amount of any guaranty shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such guaranty is specifically limited).

“Consolidated Total Debt Ratio” means, as at any date of determination, the ratio of Consolidated Total Debt to Consolidated Operating Cash Flow as calculated as of the most recent Fiscal Quarter end pursuant to subsection 7.6C.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Interest Rate Agreements. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Contractual Obligation”, as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject

“Credit Parties Security Agreement” means the Security Agreement executed and delivered by Borrower and its Subsidiaries on the Closing Date, as such agreement may heretofore have been or hereafter may be amended, restated, supplemented or otherwise modified from time to time.

“Credit Party” means Borrower and each of its Subsidiaries and “Credit Parties” means such Persons collectively.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of Borrower that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

“Eligible Assignee” means an “accredited investor” (as defined in Regulation D under the Securities Act), including (A) (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other accredited investor which extends credit or buys loans as one of its businesses including, but not limited to, insurance companies, mutual funds and lease financing companies, in each case (under clauses (i) through (iv) above) that is reasonably acceptable to Administrative Agent and Borrower; and (B) any Lender and any Affiliate of any Lender that is reasonably acceptable to Administrative Agent and Borrower (unless such assignment to such Affiliate is required or advisable to comply with any applicable law or governmental regulation binding upon such Lender); provided that no Affiliate of Borrower shall be an Eligible Assignee; provided further that in the case of the forgoing clauses (A) and (B), the consent of Borrower to any Eligible Assignee shall not be required at any time that an Event of Default has occurred and is continuing.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is, or was at any time, maintained or contributed to by any Credit Party.

“Environmental Claim” means any written allegation, notice of violation, claim, demand, abatement order or other order or direction (conditional or otherwise) by any Governmental Authority or any Person for any damage, including personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, in each case relating to, resulting from or in connection with Hazardous Materials and relating to Borrower, any of its Subsidiaries, any of their respective Affiliates or any Facility.

“Environmental Laws” means all statutes, ordinances, orders, rules, regulations, plans, policies or decrees and the like relating to (i) environmental matters, including those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to any Credit Party, its Subsidiaries or any of their respective properties, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act ( 33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), each as amended or supplemented, and any analogous future or present local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

“Equity Securities” means any stock, shares, partnership interests, limited liability company interests, voting trust certificates, certificates of interest, options, warrants, or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate”, as applied to any Person, means (i) any corporation which is, or was at any time, a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is, or was at any time, a member; (ii) any trade or business

(whether or not incorporated) which is, or was at any time, a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is, or was at any time, a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is, or was at any time, a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any Credit Party or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on any Credit Party or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by any Credit Party or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Credit Party or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on any Credit Party or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409 or 502(c), (i) or (l) or 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against any Credit Party or any of its ERISA Affiliates in connection with any such Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” means each of the events set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of September 30, 2002 by and among the Borrower, the Existing Lenders, Fleet National Bank, as syndication agent for such Lenders, Bank of America, N.A., as documentation agent for such Lenders, The Bank of New York, as co-documentation agent and managing agent for such Lenders, and Bank of Montreal, Chicago Branch, as administrative agent for such Lenders, as amended from time to time.

“Existing Lenders” means the Lenders party to the Existing Credit Agreement on the Effective Date immediately before the effectiveness hereof.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Credit Party or any of its predecessors or Affiliates.

“FCC” means the Federal Communications Commission and any successor governmental agency performing functions similar to those performed by the Federal Communications Commission on the date hereof.

“FCC License” means any of the material licenses, authorizations, consents, waivers, approvals, registrations and permits relating to the Stations issued by the FCC to any Credit Party and required under the Communications Act or otherwise used in the operation of any of the Stations and all extensions, additions and renewals thereto or thereof.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the rates on overnight Federal funds transactions quoted by Bank of Montreal.

“Final Order” means, as of any date of determination with respect to any written action or consent by the FCC, such written action or consent which shall have been obtained and (i) which shall not have been reversed, stayed, enjoined, annulled or suspended and (ii) for which the time for filing a request for administrative or judicial relief or for instituting administrative review thereof sua sponte, shall have expired without any such filing having been made or notice of such review having been issued, or, in the event of such filing or review sua sponte, such filing or review sua sponte shall have been disposed of favorably to confirmation of such written action or the grant of such consent and the time for seeking further relief with respect thereto shall have expired without any request for such further relief having been filed.

“Financial Plan” has the meaning assigned to that term in subsection 6.1(x) hereof.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that (i) such Lien has priority over any other Lien on such Collateral (other than Permitted Liens) and (ii) such Lien is the only Lien other than Permitted Liens to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries maintained in accordance with subsection 7.13.

“Funding and Payment Office” means the office of Administrative Agent located at 115 South LaSalle Street, Chicago, Illinois 60603.

“Funding Date” means the date of the funding of a Loan.

“GAAP” means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Governmental Acts” has the meaning assigned to that term in subsection 3.5A.

“Governmental Authority” means any governmental authority, political subdivision or department thereof, and any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any federal, state or local governmental authority, agency or court.

“Hazardous Materials” means (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “infectious waste”, “toxic substances” or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws or publications promulgated pursuant thereto; (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) asbestos in any form; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of the Facilities.

“Holdings” means Beasley Broadcast Group, Inc., a Delaware corporation and parent of Borrower.

“Holdings Advance” has the meaning set forth in subsection 7.5.

“Holdings Pledge Agreement” means the Holdings Pledge Agreement executed and delivered by Holdings on the Closing Date, as such Holdings Pledge Agreement may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Incremental Facility” shall have the meaning set forth in subsection 2.11A.

“Incremental Term Loan” shall have the meaning set forth in subsection 2.11A.

“Incremental Term Loan Commitment Termination Date” means the earliest of (i) December 31, 2008, (ii) the date of termination of Lenders’ obligations to make Loans and to issue Letters of Credit or permit existing Loans to remain outstanding under this Agreement, and (iii) the date of indefeasible prepayment in full by Borrower of all Obligations and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations, and the permanent reduction of all Commitments to zero dollars ($0).

“Incremental Term Loan Notes” shall have the meaning set forth in subsection 2.11C.

“Indebtedness”, as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person and (vi) payment obligations under non-compete agreements and all other payment obligations that would be properly classified as a liability on a balance sheet conforming with GAAP (other than trade payables, accrued expenses and other deferred expenses not one hundred twenty (120) days past due); provided that obligations under Interest Rate Agreements constitute Contingent Obligations and not Indebtedness; provided further that Indebtedness shall not include obligations in respect of Operating Leases that would not be properly classified as a liability on a balance sheet in conformity with GAAP.

“Indemnified Liabilities” has the meaning assigned to that term in subsection 10.3.

“Indemnitee” has the meaning assigned to that term in subsection 10.3.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of any or all of Borrower and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of any or all of Borrower and its Subsidiaries.

“Interest Payment Date” means (i) with respect to any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” has the meaning assigned to that term in subsection 2.2B.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect Borrower or any of its Subsidiaries against fluctuations in interest rates.

“Interest Rate Determination Date” means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

“Interest Rate Agreement Obligations” means any and all Obligations with respect to Interest Rate Agreements with any Lender or any Affiliate of a Lender.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

“Investment” means (i) any direct or indirect purchase or other acquisition by any Credit Party of, or of a beneficial interest in, any Securities of any other Person (other than a Person that, prior to such purchase or acquisition, was a wholly-owned Subsidiary of such Credit Party), or (ii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by any Credit Party to any other Person other than Borrower or a Subsidiary of Borrower, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Issuing Lender” means, with respect to any Letter of Credit, Bank of Montreal, Chicago Branch.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Lender” and “Lenders” means the persons identified as “Lenders” and listed on the signature pages of this Agreement and the “Issuing Lender”, as the context requires, together with their successors and permitted assigns pursuant to subsection 10.1; provided that the term “Lenders”, when used in the context of a particular Commitment, shall mean Lenders having that Commitment. To the extent the context so requires, the terms “Lender” and “Lenders” shall include “Lenders” under and as defined in the Existing Credit Agreement.

“Letter of Credit” or “Letters of Credit” means the standby letters of credit issued or to be issued by Issuing Lender for the account of Borrower pursuant to subsection 3.1 for any lawful purpose; provided that standby Letters of Credit may not be issued for the purpose of supporting (a) trade payables or (b) any Indebtedness constituting “antecedent debt” (as that term is used in Section 547 of the Bankruptcy Code).

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lender and not theretofore reimbursed by Borrower (whether any such reimbursement was made out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise).

“LIBOR Rate Loans” means Loans bearing interest at rates determined by reference to the Adjusted LIBOR Rate as provided in subsection 2.2A.

“License Sub” means any special purpose Subsidiary of Borrower which is created or acquired to hold the FCC Licenses and “License Subs” means all such License Subs.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Like-Kind Exchange” has the meaning assigned to that term in subsection 2.4B(iii)(a)(2).

“Loan” or “Loans” means the Term Loans or Revolving Loans or any combination thereof.

“Loan Documents” means (i) this Agreement, (ii) the Notes, (iii) the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Borrower in favor of an Issuing Lender relating to, the Letters of Credit), (iv) the Subsidiary Guaranty, (v) the Security Documents, (vi) the BFT Consent Letter and (vi) any Interest Rate Agreements entered into by Borrower with any Person that is or was a Lender or an Affiliate of a Lender at the time of entry into such agreement (including Interest Rate Agreements entered into in connection with the Existing Credit Agreement that remain in effect as of the Closing Date).

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Marketing Agreement” means any joint sales agreement, advertising sales agreement, time brokerage agreement, local marketing agreement or management services agreement or similar arrangement with respect to the management or marketing of any radio station (including the Stations) or any other broadcast properties to which Borrower or any of its Subsidiaries is a party in effect at such time; provided that Marketing Agreement shall not include any of the foregoing with respect to any AM Station for which Borrower or any of its Subsidiaries is the FCC Licensee.

“Marketing Agreement Payments” means, for any period, all costs, fees, expenses or other payments made by any Credit Party pursuant to the Marketing Agreements for the account of the holder of the FCC licenses (or any Affiliate thereof) for the broadcast station subject to such Marketing Agreement.

“Material Adverse Effect” means (i) a material adverse effect upon the business, operations, properties or condition (financial or otherwise) of Borrower and its Subsidiaries (taken as a whole) or (ii) the impairment of any material portion of the Collateral or the ability of the Obligors to perform in any material respect, or of Administrative Agent or Lenders to enforce, the Obligations.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means a “multiemployer plan”, as defined in Section 3(37) of ERISA, to which Borrower or any of its ERISA Affiliates is contributing, or ever has contributed, or to which Borrower or any of its ERISA Affiliates has, or ever has had, an obligation to contribute.

“Net Cash Proceeds” means, with respect to any Asset Sale, Cash Proceeds of such Asset Sale net of bona fide direct costs of sale, including (i) income and other taxes reasonably estimated to be actually payable as a result of such Asset Sale (after application of applicable credits or deferrals), (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness permitted hereunder (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (iii) brokerage, legal, accounting and other fees and expenses; provided that such fees shall be deducted from Cash Proceeds only to the extent that they are reasonable in amount in accordance with industry standards and (iv) adjustments to the purchase price or pro rations of costs pursuant to the terms of such Asset Sale.

“Net Securities Proceeds” shall have the meaning assigned to that term in subsection 2.4B(iii)(b).

“NewHoldco” shall have the meaning assigned to that term in the definition of “Permitted Equity Financings.”

“Non-Consenting Lender” shall have the meaning assigned to that term in subsection 2.9B.

“Note” or “Notes” means the Term Notes or Revolving Notes or any combination thereof.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto delivered by Borrower to Administrative Agent pursuant to subsection 2.1B with respect to a proposed borrowing.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto delivered by Borrower to Administrative Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

“Notice of Incremental Term Loan Request” has the meaning set forth in subsection 2.11B.

“Notice of Issuance of Letter of Credit” means a notice substantially in the form of Exhibit III annexed hereto delivered by Borrower to Administrative Agent pursuant to subsection 3.1B(i) with respect to the proposed issuance of a Letter of Credit.

“Obligations” means all obligations of every nature of the Obligors from time to time owed to Administrative Agent, any other Agents hereunder, Lenders or any of them (or any Person party to Interest Rate Agreements with any Credit Party and at the time of entry into such agreements such Person is a Lender or an Affiliate of a Lender, including the Interest Rate Agreements entered into in connection with the Existing Credit Agreement that remain in effect as of the Closing Date) under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

“Obligor” means Holdings, Borrower, each of Borrower’s Subsidiaries, and, in the event Holdings elects to create NewHoldco for the purpose of issuing all or any portion of Permitted Equity Financings, NewHoldco, and “Obligors” means such Persons collectively.

“Officer’s Certificate” means, as applied to any corporation, a certificate executed on behalf of such corporation by any of its chairman of the board (if an officer), its president, its chief operating officer or one of its vice presidents or its chief financial officer or its treasurer, and with respect to any limited liability company, partnership or limited partnership, a certificate executed on behalf of such limited liability company, partnership or limited partnership by its managing member or general partner, as the case may be.

“Operating Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than (i) any such lease under which that Person is the lessor and (ii) any Marketing Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor thereto).

“Pension Plan” means a defined benefit plan as defined in Section 3(35) of ERISA that is sponsored, maintained or contributed to by Borrower or any of its ERISA Affiliates.

“Permitted Acquisition” has the meaning set forth in subsection 7.7(iv).

“Permitted Acquisition Closing Date” means, with respect to any Permitted Acquisition, the date upon which each of the conditions to consummation of such acquisition (including funding any Loans to consummate such Permitted Acquisition) set forth in subsections 7.7(iv), 4.2 and 4.3 is satisfied.

“Permitted Acquisition Documents” means, the material agreements pursuant to which any other Permitted Acquisition is consummated.

“Permitted Dividend Date” means (a) in the case of dividends paid by Borrower to Holdings or NewHoldco to permit Holdings or NewHoldco to make dividend payments in respect of preferred equity of Holdings or NewHoldco, the forty-fifth (45th) Business Day prior to the date of such dividend payment by Holdings or NewHoldco, as the case may be, and (b) in all other cases, the fifteenth (15th) Business Day prior to the date on which the payment to be made with the proceeds of such dividend payment by Borrower to Holdings or NewHoldco, as the case may be, is due.

“Permitted Encumbrances” means the following types of Liens (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA):

(i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

(ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not more than sixty (60) days past due or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

(v) leases or subleases granted to others not interfering in any material respect with the ordinary conduct of the business of any Credit Party or any of its Subsidiaries;

(vi) easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Credit Party or any of its Subsidiaries;

(vii) any (a) interest or title of a lessor or sublessor under any lease, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b);

(viii) Liens arising from filing UCC financing statements relating solely to leases permitted by this Agreement;

(ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(x) Liens of a collecting bank under Section 4-208 of the Uniform Commercial Code as in effect in the relevant jurisdiction.

“Permitted Equity Financing Documents” means, collectively, all material agreements and instruments evidencing or otherwise relating to any Permitted Equity Financing.

“Permitted Equity Financings” means the issuance of unsecured subordinated Indebtedness (including convertible debt) and/or preferred equity of Holdings (or a newly created wholly-owned Subsidiary of Holdings, which Subsidiary may hold capital stock of Borrower (it being understood and agreed that all of the outstanding Equity Securities of Borrower shall at all times be pledged as Collateral pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent), any such newly created Subsidiary being referred to herein as “NewHoldco”) in an aggregate combined principal amount not to exceed Thirty Million Dollars ($30,000,000), the Net Securities Proceeds of which are contributed as common equity to Borrower and are applied by Borrower as required by subsection 2.4B(iii)(b) to prepay Loans; provided that (a) Borrower and its Subsidiaries shall not have any obligations or liabilities under or in respect of any such Permitted Equity Financing, (b) all such Permitted Equity Financings shall be issued pursuant to documentation containing rates, maturities, amortizations, covenants, remedies and other material terms (including subordination provisions if required by Administrative Agent) in form and substance reasonably satisfactory to Administrative Agent, and (c) none of the unsecured subordinated Indebtedness and/or preferred equity issued pursuant to any Permitted Equity Financing shall be scheduled or permitted to mature prior to the scheduled maturity date of the Term Loans, or any Revolving Loan without the consent of Requisite Lenders; provided further, that (i) in the event Holdings elects to create NewHoldco for the purpose of issuing all or any portion of such Permitted Equity Financings, NewHoldco shall be created pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent, and (ii) Holdings, NewHoldco, Borrower and the other Credit Parties shall enter into such amendments and modifications of this Agreement and the other Loan Documents as Administrative Agent shall reasonably request to reflect issuance of the Permitted Equity Financings, the existence of NewHoldco and preserve and maintain the rights and remedies of Administrative Agent and Lenders (including preserving and maintaining the pledge of capital stock of Borrower pursuant to the Collateral Documents) in full force and effect as contemplated by this Agreement and the other Loan Documents prior to such issuance of preferred equity Securities or the creation of NewHoldco, as the case may be.

“Permitted Liens” means Liens permitted pursuant to subsection 7.2A.

“Permitted Sale Notes” means promissory notes issued pursuant to asset dispositions permitted under subsections 7.7(v) and 7.7(vi); provided that the aggregate principal amount of such notes does not exceed (x) Five Million Dollars ($5,000,000) for all such dispositions and (y) the greater of (a) Five Hundred Thousand Dollars ($500,000) or (b) 20% of the sale price for any single disposition.

“Permitted Tower Transfers” has the meaning set forth in subsection 7.7(viii).

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Prime Rate” means the rate that Bank of Montreal announces from time to time as its prime lending rate, as in effect from time to time in the United States. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer in the United States or any other country. Bank of Montreal or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“Projections” means consolidated financial projections for Borrower and its Subsidiaries showing the projected results of Borrower and its Subsidiaries for the period commencing on the Closing Date and ending on December 31, 2011.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (x) the outstanding principal amount of the Term Loan of that Lender by (y) the aggregate outstanding principal amount of Term Loans of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein purchased by any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, and (iii) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the outstanding principal amount of the Term Loans of that Lender plus the Revolving Loan Exposure of that Lender by (y) the outstanding principal amount of the Term Loans of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1. The Pro Rata Share of each Lender as of the Closing Date for purposes of each of clauses (i) through (iii) of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” has the meaning assigned to that term in subsection 3.3B.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

“Relinquished Station” has the meaning assigned to that term in subsection 2.4B(iii)(a)(2).

“Requisite Lenders” means Lenders having or holding more than 50% of the sum of (i) the aggregate principal amount of all outstanding Term Loans, plus (ii) the aggregate Revolving Loan Exposure of all Lenders.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any membership interests of Borrower, except a dividend payable solely in membership interests of Borrower, and (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any membership interests of Borrower, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any membership interests of Borrower and (iv) any payment or prepayment of principal of, premium, if any, or interest on, redemption, retirement, defeasance (including substance or legal defeasance), sinking fund or similar payment with respect to any Subordinated Indebtedness.

“Revolving Lenders” means the Lenders that have Revolving Loan Commitments or that have Revolving Loans outstanding, together with their successors and permitted assignees pursuant to subsection 10.1.

“Revolving Loan Commitment” means the commitment of a Lender to make or maintain Revolving Loans to Borrower pursuant to subsection 2.1A(ii), and “Revolving Loan Commitments” means such commitments of all Lenders in the aggregate.

“Revolving Loan Commitment Termination Date” means the earlier of (i) June 30, 2011, or (ii) the date on which the Commitments are terminated and the Loans and other Obligations are declared immediately due and payable in accordance with Section 8.

“Revolving Loan Exposure” means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender’s Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit.

“Revolving Loans” means the Loans made or maintained by Lenders to Borrower pursuant to subsection 2.1A(ii).

“Revolving Notes” means (i) the promissory notes of Borrower issued on the Closing Date to evidence Borrower’s Obligations with respect to the Revolving Loans and the Revolving Loan Commitments, and (ii) any promissory notes issued by Borrower pursuant to the last sentence of subsection 10.1B(i) in connection with assignments of the Revolving Loan Commitments and Revolving Loans of any Lenders, in each case substantially in the form of Exhibit V annexed hereto, as they may be amended, restated, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s Rating Group, a division of The McGraw-Hill Companies.

“Securities” means any stock, shares, partnership interests, membership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Documents” means the Holdings Pledge Agreement, the Credit Parties Security Agreement and all other instruments or documents (including (i) UCC-1 financing statements or similar documents required in order to perfect the Liens created by the Security Documents, and (ii) in the event Holdings elects to create NewHoldco for the purpose of issuing all or any portion of Permitted Equity Financings, any instruments or documents executed and delivered by NewHoldco in connection with its pledge of the Equity Securities of Borrower as Collateral, if applicable, as such instruments or documents may thereafter be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement) delivered by an Obligor pursuant to this Agreement and the other Loan

Documents in order to grant to Administrative Agent on behalf and for the ratable benefit of Lenders Liens in all of the Equity Securities of Borrower and its Subsidiaries and the personal property of each Credit Party to the extent set forth therein.

“Sellers” means, collectively, any of the sellers of radio stations under a Permitted Acquisition Document.

“Solvent” means, with respect to any Person, that as of the date of determination both (A) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (B) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Station” means each radio station and radio translator, whether using analog or digital over-the-air or Internet based transmission facilities owned and operated by Borrower or any of its Subsidiaries, and each radio station and radio translator, whether using analog or digital over-the-air or Internet based transmission facilities hereafter acquired by Borrower or any of its Subsidiaries pursuant to a Permitted Acquisition, and “Stations” means all such Stations.

“Subject Lender” shall have the meaning assigned to that term in subsection 2.9B.

“Subordinated Debt Documents” means, collectively, all material agreements and instruments evidencing or otherwise relating to Subordinated Indebtedness.

“Subordinated Indebtedness” means, collectively, any obligation to pay principal, interest, premiums, penalty, fees, expenses, indemnities or any other charge under or in respect of any Indebtedness (including convertible debt) or other obligations of Borrower or its Subsidiaries contractually subordinated in right of payment to the Obligations pursuant to documentation containing rates, maturities, amortizations, covenants, remedies, subordination provisions and other material terms in form and substance reasonably satisfactory to Requisite Lenders.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Subsidiary Guaranty” means the Subsidiary Guaranty executed and delivered by each existing Subsidiary of Borrower (including each License Sub) on and as of the Closing Date or by any additional Subsidiary of Borrower from time to time thereafter, as such Subsidiary Guaranty may heretofore have been or hereafter may be amended, restated, supplemented or otherwise modified from time to time.

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding levied, collected, withheld or assessed; provided that “Tax on the overall net income” of a Person shall be construed as a reference to a tax (including a franchise tax) imposed by the jurisdiction in which that Person’s principal office (and/or, in the case of a Lender, its lending office) is located, the jurisdiction under the laws of which such Person is incorporated or organized or any political subdivision thereof or the jurisdiction in which that Person is deemed to be doing business or in which it has a permanent establishment on all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise).

“Term Lender” means any Lender having a Term Loan Commitment.

“Term Loan Commitment” means the commitment of a Lender to make a Term Loan pursuant to subsection 2.1A(i) of this Agreement, and “Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Term Loans” means the Loans made by Lenders to Borrower pursuant to subsection 2.1A(i) and the Incremental Term Loans, if any.

“Term Notes” means (i) the promissory notes of Borrower issued on the Closing Date to evidence Borrower’s Obligations with respect to the Term Loans, and (ii) any promissory notes issued by Borrower pursuant to the last sentence of subsection 10.1B(i) in connection with assignments of the Term Loan Commitments or Term Loans of any Lender, in each case substantially in the form of Exhibit IV annexed hereto, as they may be amended, restated, supplemented or otherwise modified from time to time.

“Total Utilization of Revolving Loan Commitments” means, as of any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of reimbursing the applicable Issuing Lender for any amount drawn under any Letter of Credit but not yet so applied) plus (ii) the Letter of Credit Usage.

“Tower Sites” means those broadcast towers (and the real property on which such towers are located) for the Stations.

“Transfer FCC Consent” means the initial or any subsequent written action or actions by the FCC approving any transfer or assignment of FCC Licenses for the Stations from Borrower to the respective License Sub, as required hereunder.

1.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Lenders pursuant to clauses (i), (ii), (iii) and (xiii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(iv)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in subsection 5.3. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Borrower, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Borrower shall provide to Administrative Agent and Lenders reconciliation statements provided for in subsection 6.1(iv).

1.3 Other Definitional Provisions and Rules of Construction.

A. References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

B. Any of the terms defined in subsection 1.1 may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

C. Any reference herein or in any other Loan Document to any agreement, document or instrument, including this Agreement, the Notes, the other Loan Documents and any schedules or exhibits thereto, unless expressly noted otherwise, shall be a reference to each such agreement, document or instrument as the same may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted hereunder or under the applicable Loan Document.

D. The use in any of the Loan Documents of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

Section 2. AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1 Commitments; Making of Loans; the Register; Notes.

A. Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, each Lender hereby severally agrees to make (or maintain, as the case may be) the Loans described in this subsection 2.1A.

(i) Term Loans. Each Lender that has a Term Loan Commitment severally agrees to lend to Borrower on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Term Loan Commitments to be used for the purposes identified in subsection 2.5A. The amount of each Lender’s Term Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate amount of the Term Loan Commitments is One Hundred Fifty Million Dollars ($150,000,000); provided that the Term Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Term Loan Commitments pursuant to subsection 10.1B. Upon funding of the Term Loan Commitment by a Lender, such Lender’s Term Loan Commitment shall expire immediately and without further action on the date hereof. Borrower may make only one borrowing under the Term Loan Commitments. Amounts borrowed under this subsection 2.1A(i) and subsequently repaid or prepaid may not be reborrowed.

(ii) Revolving Loans. Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Borrower from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5A. The original amount of each Lender’s Revolving Loan Commitment on the Closing Date is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate original amount of the Revolving Loan Commitments on the Closing Date is Seventy-Five Million Dollars ($75,000,000); provided that the Revolving Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to subsection 10.1B; and provided, further that the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4. Each Revolving Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date, and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date. Subject to reduction of the Revolving Loan Commitments pursuant to subsection 2.4, amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

B. Borrowing Mechanics. Term Loans and Revolving Loans made on any Funding Date (other than Revolving Loans made pursuant to subsection 3.3B for the purpose of reimbursing an Issuing Lender for the amount of a drawing under a Letter of Credit issued by it) shall be in an aggregate minimum amount of Five Hundred Thousand Dollars ($500,000); provided that Term Loans or Revolving Loans made on any Funding Date as LIBOR Rate Loans with a particular Interest Period shall be in an aggregate minimum amount of Five Hundred Thousand Dollars ($500,000) and integral multiples of One Hundred Thousand Dollars ($100,000) in excess of that amount. Whenever Borrower desires that Lenders make Term Loans or Revolving Loans it shall deliver to Administrative Agent a Notice of Borrowing no later than 1:00 P.M. (New York time) at least three (3) Business Days in advance of the proposed Funding Date (in the case of a LIBOR Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount and type of Loans requested, (iii) whether such Loans shall be Base Rate Loans or LIBOR Rate Loans, and (iv) in the case of any Loans requested to be made as LIBOR Rate Loans, the initial Interest Period requested therefor. Term Loans and Revolving Loans may be continued as or converted into Base Rate Loans and LIBOR Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering the above-described Notice of Borrowing, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Administrative Agent on or before the applicable Funding Date; provided further that failure to give such written notice shall not affect the validity of such telephonic notice.

Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this subsection 2.1B, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice Borrower shall have effected Loans hereunder.

Borrower shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Borrower is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Borrower of the proceeds of any Loans shall constitute a re-certification by Borrower, as of the applicable Funding Date, as to the matters to which Borrower is required to certify in the applicable Notice of Borrowing.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a LIBOR Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith.

C. Disbursement of Funds. All Loans under this Agreement shall be made by Lenders having a Commitment of that type simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for or released by any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each applicable Lender of the proposed borrowing and details thereof. Each notified Lender shall make the amount of its Loan available to Administrative Agent, in same day funds in Dollars, at the Funding and Payment Office, not later than 12:00 Noon (New York time) on the applicable Funding Date. Except as provided in subsection 3.3B with respect to Revolving Loans used to reimburse the Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsection 4.3, Administrative Agent shall make the proceeds of such Loans available to Borrower on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Funding and Payment Office.

Unless Administrative Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall promptly pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

D. The Register.

Administrative Agent, acting solely for these purposes as an agent of Borrower (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain at its address referred to in subsection 10.8 a register for the recordation of, and shall record, the names and addresses of Lenders and the Term Loan Commitment, Revolving Loan Commitment, Term Loan and Revolving Loans of each Lender from time to time (the “Register”). Absent manifest error, Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect thereof, and any such recordation shall be conclusive and binding on Borrower, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender’s records. Failure to make any recordation in the Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.

E. Notes. Borrower shall execute and deliver to each Term Lender (or to Administrative Agent for that Term Lender) on the Closing Date a Term Note substantially in the form of Exhibit IV annexed hereto to evidence that Term Lender’s Term Loan, in the principal amount of that Term Lender’s Term Loan Commitment and with other appropriate insertions.

Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until an assignment agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent as provided in subsection 10.1B(ii). Except as otherwise set forth in the Register, any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, assignee or transferee of that Note or of any Note or Notes issued in exchange therefor.

2.2 Interest on the Loans.

A. Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, each Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Adjusted LIBOR Rate, as the case may be. The applicable basis for determining the rate of interest with respect to any Loan shall be selected by Borrower initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B. The basis for determining the interest rate with respect to any Loan may be changed by Borrower from time to time pursuant to subsection 2.2D. If on any day a Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Loans shall bear interest through maturity as follows:

(i) if a Base Rate Loan, then at the sum of the Base Rate plus the Applicable Margin per annum; or

(ii) if a LIBOR Rate Loan, then at the sum of the Adjusted LIBOR Rate plus the Applicable Margin per annum.

With respect to Term Loans and Revolving Loans, the “Applicable Margin” for each Base Rate Loan and LIBOR Rate Loan shall be the percentage set forth below for that type of Loan based upon the Consolidated Total Debt Ratio as set forth and adjusted below:

	Applicable Margin
Consolidated Total Debt Ratio	Base Rate Loan	LIBOR Rate Loan
Greater than or equal to 6.00:1.00	1.250%	2.500%
Greater than or equal to 5.50:1.00 but less than 6.00:1.00	1.000%	2.250%
Greater than or equal to 5.00:1.00 but less than 5.50:1.00	0.750%	2.000%
Greater than or equal to 4.50:1.00 but less than 5.00:1.00	0.500%	1.750%
Less than 4.50:1.00	0.250%	1.500%

The Applicable Margin for each Loan shall be adjusted, to the extent required, three (3) Business Days after the date of delivery of each Compliance Certificate delivered pursuant to subsection 6.1(iii) or 4.2G, as applicable, demonstrating a change in the Consolidated Total Debt Ratio requiring an adjustment to the Applicable Margin, such adjustment to remain in effect until three (3) Business Days after the next date of delivery of a Compliance Certificate (and related financial information required at such time pursuant to subsection 6.1 or 4.2G, as applicable) pursuant to subsection 6.1(iii) demonstrating a change in the Consolidated Total Debt Ratio requiring an adjustment to the Applicable Margin; provided that without limiting any Event of Default or Potential Event of Default that may result therefrom, in the event Borrower does not deliver any Compliance Certificate required pursuant to subsection 6.1 or 4.2G, as applicable, by the date specified therefor or if any Event of Default shall have occurred and be continuing, then, upon the election of Requisite Lenders, the Applicable Margin shall again be the highest amount set forth above until such Event of Default is cured or waived or until three (3) Business Days after the delivery of such Compliance Certificate, as applicable. With respect to Term Loans and Revolving Loans, from the Closing Date until delivery to Administrative Agent of the information described above with respect to periods ending on March 31, 2004, the Applicable Margin for each Base Rate Loan and LIBOR Rate Loan shall be based upon the Consolidated Total Debt Ratio set forth in the Closing Date Compliance Certificate described in subsection 4.1J.

B. Interest Periods. In connection with each LIBOR Rate Loan, Borrower may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan (on a pro rata basis among the Loans of each Lender funding a Loan of such Class), which Interest Period shall be, at Borrower’s option, either a one, two, three or six month period or, if available to all Lenders, a nine or twelve month period; provided that:

(i) the initial Interest Period for any LIBOR Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a LIBOR Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a LIBOR Rate Loan;

(ii) in the case of immediately successive Interest Periods applicable to a LIBOR Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

(v) no Interest Period with respect to any portion of the Term Loans shall extend beyond June 30, 2011, and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

(vi) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the date on which a permanent reduction of the Revolving Loan Commitments is scheduled to occur unless the sum of (a) the aggregate principal amount of Revolving Loans that are Base Rate Loans plus (b) the aggregate principal amount of Revolving Loans that are LIBOR Rate Loans with Interest Periods expiring on or before such date plus (c) the excess of the Revolving Loan Commitments then in effect over the aggregate principal amount of Revolving Loans then outstanding equals or exceeds the permanent reduction of the Revolving Loan Commitments that is scheduled to occur on such date;

(vii) no Interest Period with respect to any Term Loans shall extend beyond a date on which Borrower is required to make a scheduled payment of principal of such Term Loans, unless the sum of (a) the aggregate principal amount of such Term Loans that are Base Rate Loans plus (b) the aggregate principal amount of such Term Loans that are LIBOR Rate Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on such Term Loans on such date;

(viii) there shall be no more than ten (10) Interest Periods outstanding at any time; and

(ix) in the event Borrower fails to specify an Interest Period for any LIBOR Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Borrower shall be deemed to have selected an Interest Period of one month.

C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that in the event any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4B(i), interest accrued on such Revolving Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

D. Conversion or Continuation. Subject to the provisions of subsection 2.6, Borrower shall have the option (i) to convert at any time all or any part of its outstanding Base Rate Loans equal to Five Hundred Thousand Dollars ($500,000) and integral multiples of One Hundred Thousand Dollars ($100,000) in excess of that amount to LIBOR Rate Loans, (ii) to convert at any time all or any part of its outstanding LIBOR Rate Loans equal to One Hundred Thousand Dollars ($100,000) and integral multiples of One Hundred Thousand Dollars ($100,000) in excess of that amount to Base Rate Loans, or (iii) upon the expiration of any Interest Period applicable to a LIBOR Rate Loan, to continue all or any portion of such Loan equal to Five Hundred Thousand Dollars ($500,000) and integral multiples of One Hundred Thousand Dollars ($100,000) in excess of that amount as a LIBOR Rate Loan; provided, however, that a LIBOR Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

Borrower shall deliver a Notice of Conversion/Continuation to Administrative Agent no later than 12:00 Noon (New York time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan). A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a LIBOR Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a LIBOR Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Borrower may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date; provided further that failure to give such written notice shall not affect the validity of such telephonic notice. Administrative Agent shall promptly notify the Lenders of each Notice of Conversion/Continuation and the contents thereof.

Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Borrower or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Borrower shall have effected a conversion or continuation, as the case may be, hereunder.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a LIBOR Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.

If a LIBOR Rate Loan is neither repaid or continued on the last day of the Interest Period applicable thereto nor converted into another type of Loan on such date pursuant to and in accordance with this Agreement, including this subsection 2.2D, or if Administrative Agent has not received a Notice of Conversion/Continuation specifying the term of the next Interest Period for such LIBOR Loan at least three (3) Business Days prior to the last day of the then current Interest Period, then the outstanding LIBOR Loan shall be deemed to be continued, on the last day of the then current Interest Period, as a LIBOR Loan with an Interest Period of one month and thereafter shall bear interest as such.

E. Default Rate. Upon the occurrence and during the continuation of (i) any Event of Default under subsection 8.1 and (ii) any other Event of Default and with the written request of Requisite Lenders, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of LIBOR Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective and with the request of Requisite Lenders such LIBOR Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

F. Computation of Interest. Interest on the Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of LIBOR Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

G. Maximum Rate. Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Borrower with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

2.3 Fees.

A. Commitment Fee. Borrower agrees to pay to Administrative Agent, for distribution to each Revolving Lender in proportion to that Lender’s Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitments over the Total Utilization of Revolving Loan Commitments, multiplied by 0.375% per annum, such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date.

B. Letter of Credit Fees. Borrower shall pay to the Issuing Lender the fees in respect of Letters of Credit described in subsection 3.2.

C. Other Fees. Borrower agrees to pay to Administrative Agent such other fees in the amounts and at the times separately agreed upon between Borrower and Administrative Agent.

2.4 Repayments, Prepayments and Reductions in Revolving Loan Commitments; General Provisions Regarding Payments.

A. Scheduled Payments of Term Loans and Scheduled Reductions of Revolving Loan Commitments.

(i) Scheduled Payments of Term Loans. Borrower shall make principal payments on the Term Loans in installments on the dates and in the amounts set forth below:

Quarter Ending	Scheduled Repayment of Term Loans
June 30, 2005	$1,875,000.00
September 30, 2005	$1,875,000.00
December 31, 2005	$1,875,000.00
March 31, 2006	$1,875,000.00
June 30, 2006	$1,875,000.00
September 30, 2006	$1,875,000.00
December 31, 2006	$1,875,000.00
March 31, 2007	$1,875,000.00
June 30, 2007	$3,000,000.00
September 30, 2007	$3,000,000.00
December 31, 2007	$3,000,000.00
March 31, 2008	$3,000,000.00
June 30, 2008	$3,000,000.00
September 30, 2008	$3,000,000.00
December 31, 2008	$3,000,000.00
March 31, 2009	$3,000,000.00
June 30, 2009	$3,750,000.00
September 30, 2009	$3,750,000.00
December 31, 2009	$3,750,000.00
March 31, 2010	$3,750,000.00
June 30, 2010	$3,750,000.00
September 30, 2010	$3,750,000.00
December 31, 2010	$3,750,000.00
March 31, 2011	$3,750,000.00
June 30, 2011	$81,000,000.00

; provided that the scheduled installments of principal of the Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with subsection 2.4B(iv); provided, further that the Term Loans and all other amounts owed hereunder with respect to the Term Loans shall be paid in full no later than June 30, 2011, and the final installment payable by Borrower in respect of the Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Borrower under this Agreement with respect to the Term Loans.

(ii) Scheduled Reductions of Revolving Loan Commitments. The Revolving Loan Commitments shall be permanently reduced on the dates and in the amounts set forth below:

Quarter Ending	Scheduled Reduction of Revolving Loan Commitments
June 30, 2009	$3,750,000.00
September 30, 2009	$3,750,000.00
December 31, 2009	$3,750,000.00
March 31, 2010	$3,750,000.00
June 30, 2010	$3,750,000.00
September 30, 2010	$3,750,000.00
December 31, 2010	$3,750,000.00
March 31, 2011	$3,750,000.00
June 30, 2011	$45,000,000.00

; provided that the scheduled reductions of the Revolving Loan Commitments set forth above shall be reduced in connection with any voluntary or mandatory reductions of the Revolving Loan Commitments in accordance with subsection 2.4B(iv); and provided, further, that the Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans shall be paid in full no later than the Revolving Loan Commitment Termination Date, and the final installment payable by Borrower in respect of the Revolving Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Borrower under this Agreement with respect to the Revolving Loans.

B. Prepayments and Unscheduled Reductions in Revolving Loan Commitments.

(i) Voluntary Prepayments. Borrower may, upon not less than one Business Day’s prior written or telephonic notice, in the case of Base Rate Loans, and three (3) Business Days’ prior written or telephonic notice, in the case of LIBOR Rate Loans, in each case given to Administrative Agent by 12:00 Noon (New York time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, provided that failure to give such written confirmation shall not affect the validity of such telephonic notice, (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay without premium or penalty (other than breakage and other costs with respect to LIBOR Rate Loans, to the extent applicable, as set forth in subsection 2.6) any Loans on any Business Day in whole or in part, provided that any such partial prepayment shall be in an aggregate minimum amount of Five Hundred Thousand Dollars ($500,000) and integral multiples of One Hundred Thousand Dollars ($100,000) in excess of that amount; provided, however, that a LIBOR Rate Loan may only be prepaid on the expiration of the Interest Period applicable thereto (unless Borrower concurrently pays all costs required pursuant to subsection 2.6D with respect to payment on any other date). Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv)(a).

(ii) Voluntary Reductions of Commitments. Borrower may, upon not less than one Business Day’s prior written or telephonic notice confirmed in writing to Administrative Agent, provided that failure to give such written confirmation shall not affect the validity of such telephonic notice, (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of Five Hundred Thousand Dollars ($500,000) and integral multiples of One Hundred Thousand Dollars ($100,000) in excess of that amount. Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments shall be effective on the date specified in Borrower’s notice and shall reduce the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share. Any such voluntary reduction of the Revolving Loan Commitments shall be applied as specified in subsection 2.4B(iv).

(iii) Mandatory Prepayments and Mandatory Reductions of Loans and Commitments.

(a) Prepayments and Reductions from Asset Sales.

(1) Upon the receipt by any Credit Party of any Net Cash Proceeds from any Asset Sale (or related series of Asset Sales), when added to all Net Cash Proceeds received by any Credit Party from all other Asset Sales (and related series of Asset Sales), in excess of Ten Million Dollars ($10,000,000) in the aggregate, 100% of such Net Cash Proceeds shall be applied to repay the outstanding Revolving Loans (but not reduce the Revolving Loan Commitments) to the full extent thereof; provided that on the 365th day following receipt of such Net Cash Proceeds, an amount equal to any amount of such Net Cash Proceeds which have not been reinvested in a Permitted Acquisition or reinvested in capital improvements by Borrower and its Subsidiaries including capital expenditures permitted hereunder by such date shall then be applied by Borrower on such date first, to prepay the outstanding Term Loans to the full extent thereof and second, to the extent of any such amount remaining, to permanently reduce the Revolving Loan Commitments to the full extent thereof.

(2) Notwithstanding the foregoing provisions of subsection 2.4B(iii)(a)(1), in lieu of applying the Net Cash Proceeds from the disposition of an Asset Sale that constitutes the disposition of assets used in the operation of a radio station (a “Relinquished Station”) to prepay the Loans and/or permanently reduce the Revolving Loan Commitments as set forth in subsection 2.4B(iv)(b), so long as no Event of Default then exists or would exist after giving effect to the disposition of such Relinquished Station, the entity disposing of a Relinquished Station may structure the disposition of the Relinquished Station as an exchange of like-kind property to the maximum extent possible under Section 1031 of the Internal Revenue Code (a “Like-Kind Exchange”). If the Borrower desires to effect a Like-Kind Exchange, at or prior to closing the disposition of the Relinquished Station, the Borrower shall (A) establish a “qualified escrow account” within the meaning of Treas. Reg. §1.1031(k)-1(g)(3) or use such other safe harbor described in Treas. Reg. §1.1031(k)-1(g) as is reasonably acceptable to Administrative Agent, which account shall be governed by an escrow agreement complying with the requirements of Treas. Reg. §§ 1.1031(k)-1(g)(3) and 1.1031(k)-1(g)(6) and (B) deliver to the Administrative Agent, as soon as reasonably practicable but in no event later than the closing of the transfer or other disposition of the Relinquished Station by the Borrower, a security interest in its rights in the escrow agreement in form and substance reasonably satisfactory to the Administrative Agent which governs (i) the “qualified escrow account” and (ii) the proceeds thereof. Upon receipt of the security interest executed by the Borrower, and in all events no later than immediately before the consummation of the closing of the transfer or other disposition of the Relinquished Station, by the Borrower, the Administrative Agent shall release any and all liens of the Administrative Agent or the Lenders in the cash proceeds from the transfer or other disposition of the Relinquished Station for the period necessary to comply with the requirements of Treas. Reg. §1.1031(k)-1(g)(6). The terms of the escrow agreement governing the “qualified escrow account” shall, among other things, provide that immediately upon the occurrence of any event set forth in Treas. Reg. § 1.1031(k)-1(g)(6)(ii) or (iii), the Net Cash Proceeds from the transfer or other disposition of the Relinquished Station shall be released to the Borrower and shall be applied as provided for in subsection 2.4B(iii)(a)(1) hereof.

(b) Prepayments and Reductions Due to Issuance of Debt or Equity Securities. On the date of receipt by any Obligor of cash proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith), from one or more issuances of any debt or equity Securities of such Obligor (excluding issuances permitted by subsections 7.1(ii), (iii), (iv), (v) and (vii) and all Obligations) (“Net Securities Proceeds”), Borrower shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced by an amount of such Net Securities Proceeds sufficient to achieve a Consolidated Total Debt Ratio at such time (calculated on a pro forma basis giving effect to the reduction to Consolidated Total Debt caused by such payment) of 6.00:1.00. Any such mandatory prepayments or reductions shall be applied as specified in subsection 2.4B(iv)(b)(2).

(c) Prepayments and Reductions Due to Insurance Proceeds. Upon the receipt by any Credit Party of any cash payments under any of the insurance policies maintained pursuant to subsection 6.4 net of any costs incurred in collecting such payments (“Net Insurance Proceeds”) in excess of Ten Million Dollars ($10,000,000) in the aggregate, 100% of such Net Insurance Proceeds shall be applied to repay the outstanding Revolving Loans (but not reduce the Revolving Loan Commitments) to the full extent thereof; provided that on the 365th day following receipt of such Net Insurance Proceeds an amount equal to any amount of such Net Insurance Proceeds which have not been used by such date to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance Proceeds payments were received shall then be applied by Borrower on such date first, to prepay the outstanding Term Loans to the full extent thereof and second, to the extent of any such amount remaining, to permanently reduce the Revolving Loan Commitments to the full extent thereof.

(d) Prepayments and Reductions from Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2005), then no later than one hundred twenty (120) days after the end of such Fiscal Year, Borrower shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to 50% of such Consolidated Excess Cash Flow if (y) any Event of Default has occurred and is continuing or (z) if the Consolidated Total Debt Ratio at the end of such Fiscal Year is greater than or equal to 5.00:1.00; provided, however, that if neither of the foregoing clause (y) or (z) is applicable, no payments shall be required hereunder with respect to Consolidated Excess Cash Flow.

(e) Calculations of Net Proceeds Amounts; Additional Prepayments and Reductions Based on Subsequent Calculations. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Loan Commitments pursuant to subsections 2.4B(iii)(a)-(d), Borrower shall deliver to Administrative Agent (and, promptly after receipt from Borrower, Administrative Agent shall deliver to Lenders) an Officer’s Certificate demonstrating the calculation of the amount (the “Net Proceeds Amount”) of the applicable Net Cash Proceeds, the applicable Net Securities Proceeds (as such term is defined in subsection 2.4B(iii)(b)), the applicable Net Insurance Proceeds (as such term is defined in subsection 2.4B(iii)(c) together with a description of the assets which are the subject of such insurance payment), or the applicable Consolidated Excess Cash Flow, as the case may be, that gave rise to such prepayment and/or reduction. In the event that Borrower shall subsequently determine that the actual Net Proceeds Amount was greater than the amount set forth in such Officer’s Certificate (including if any Net Cash Proceeds retained for reinvestment are not so reinvested), Borrower shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Revolving Loan Commitments shall be permanently reduced) in an amount equal to the amount of such excess in the manner specified in subsection 2.4B(iv)(b)(1) if such prepayment is made in connection with Net Cash Proceeds or Net Insurance Proceeds and subsection 2.4B(iv)(b)(2) if such prepayment is made in connection with Net Securities Proceeds or Consolidated Excess Cash Flow, and Borrower shall concurrently therewith deliver to Administrative Agent an Officer’s Certificate demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess. Anything in this Agreement to the contrary notwithstanding, if on any date of determination any Net Proceeds Amount received by any Credit Party is less than One Million Dollars ($1,000,000), then such Net Proceeds Amount need not be applied as set forth above until the aggregate amount of all Net Proceeds Amounts received and not so applied is equal to at least One Million Dollars ($1,000,000) in the aggregate.

(f) Prepayments Due to Reductions or Restrictions of Revolving Loan Commitments. Borrower shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitments then in effect. Any such mandatory prepayments shall be applied as specified in subsection 2.4B(iv).

(iv) Application of Prepayments and Unscheduled Reductions of Revolving Loan Commitments.

(a) Application of Voluntary Prepayments and Unscheduled Reductions of Revolving Loan Commitments. Any voluntary prepayments pursuant to subsections 2.4B(i) and 2.4B(ii) shall be applied as specified by Borrower in the applicable notice of prepayment; provided that in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Revolving Loans to the full extent thereof and second to repay outstanding Term Loans to the full extent thereof. Any voluntary prepayments of the Term Loans pursuant to subsection 2.4B(i) shall be applied to the outstanding Term Loans ratably to each scheduled installment of principal thereof set forth in subsection 2.4A(i) that is unpaid at the time of such prepayment. Any voluntary unscheduled reduction of the Revolving Loan Commitments shall be applied to permanently reduce any then remaining scheduled reductions of the Revolving Loan Commitments on a pro rata basis.

(b) Application of Mandatory Prepayments by Type of Loans.

(1) Any amounts in respect of any unutilized or unreinvested Net Cash Proceeds or Net Insurance Proceeds required to be applied as a mandatory prepayment of the Term Loans and/or to permanently reduce the Revolving Loan Commitments pursuant to subsections 2.4B(iii)(a) or (c) shall be applied first to prepay the Term Loans to the full extent thereof, second, to the extent of any remaining Net Cash Proceeds or Net Insurance Proceeds to prepay the Revolving Loans to the full extent thereof and permanently reduce the Revolving Loan Commitments by the amount of such prepayment and third, to the extent of any remaining Net Cash Proceeds or Net Insurance Proceeds, to further permanently reduce the Revolving Loan Commitments to the full extent thereof.

(2) Any amount required to be applied as a mandatory prepayment of the Loans, and/or a reduction of the Revolving Loan Commitments pursuant to subsections 2.4B(iii)(b) or (d) shall be applied first, to prepay the Term Loans to the full extent thereof, second, to the extent of any remaining portion of such amount to prepay the Revolving Loans to the full extent thereof and to permanently reduce the Revolving Loan Commitments by the amount of such prepayment, and third, to the extent of any remaining portion of such amount, to further permanently reduce the Revolving Loan Commitments to the full extent thereof.

(c) Application of Mandatory Prepayments of Term Loans on Pro Rata Basis. Any mandatory prepayments of Term Loans pursuant to subsection 2.4B(iv)(b) shall be applied among the Term Loans to ratably reduce each scheduled installment of principal set forth in subsection 2.4A(i) that is unpaid at the time of such prepayment.

(d) Application of Mandatory Prepayments of Revolving Loans and Unscheduled Reductions of Revolving Loan Commitments. Any mandatory reduction of the Revolving Loan Commitments pursuant to subsection 2.4B(iv)(b) or subsection 2.4B(iii)(a) or (c) shall be applied (based on the amount of the Revolving Loan Commitments in effect at such time) to prepay the Revolving Loans and to further permanently reduce the scheduled reductions of Revolving Loan Commitments by the amount of such prepayment on a pro rata basis.

(e) Application of Prepayments to Base Rate Loans and LIBOR Rate Loans. Prepayments of Loans shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Rate Loans, in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to subsection 2.6D.

C. General Provisions Regarding Payments.

(i) Manner and Time of Payment. All payments by Borrower of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 1:00 P.M. (New York time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(ii) Application of Payments to Principal and Interest. Except as otherwise provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

(iii) Apportionment of Payments. Aggregate principal and interest payments shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees of such Lender when received by Administrative Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

(v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Borrower hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

D. Application of Proceeds of Collateral and Payments after Event of Default.

Upon the occurrence and during the continuation of an Event of Default, if requested by Requisite Lenders (a) all payments received on account of the Obligations, whether from the Borrower, from any other Obligor or otherwise, shall be applied by Administrative Agent against the Obligations (pro rata in accordance with such amounts due), including, without limitation, Interest Rate Agreement Obligations and any termination payments and any accrued and unpaid interest thereon and (b) all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Security Document may, in the discretion of Administrative Agent (subject to direction by the Requisite Lenders), be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent against, the applicable Secured Obligations (as defined in such Security Document), in each case in the following order of priority:

(i) to the payment of all out of pocket costs and expenses of such sale, collection or other realization, all other out of pocket expenses, liabilities and advances (other than Loans) made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent thereunder for the account of the applicable Credit Party, and to the payment of all out of pocket costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Loan Documents;

(ii) thereafter, to the payment of all other Obligations for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4C(ii) hereof); and

(iii) thereafter, to the payment to or upon the order of such Credit Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5 Use of Proceeds.

A. Term Loans and Revolving Loans. The proceeds of the Term Loans and the Revolving Loans shall be applied by Borrower to (i) refinance the Indebtedness under the Existing Credit Agreement, (ii) pay the purchase price and related fees and expenses for Permitted Acquisitions, and (iii) provide financing for working capital and other general corporate purposes of Borrower and its Subsidiaries.

B. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by Borrower or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6 Special Provisions Governing LIBOR Rate Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Rate Loans as to the matters covered:

A. Determination of Applicable Interest Rate. As soon as practicable after 10:00 A.M. (New York time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the Adjusted LIBOR Rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

B. Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the Adjusted LIBOR Rate applicable to such Loans on the basis provided for in the definition of Adjusted LIBOR Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist (which notice will be promptly given by Administrative Agent) and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

C. Illegality or Impracticability of LIBOR Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the Closing Date which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, which it shall do promptly after the circumstances giving rise to such notice no longer exist, (b) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding LIBOR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Rate Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Rate Loans in accordance with the terms of this Agreement.

D. Compensation For Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by that Lender (which request shall set forth in reasonable detail the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds, but not including loss of profits) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment or other principal payment or any conversion of any of its LIBOR Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by Borrower, or (iv) as a consequence of any other default by Borrower in the repayment of its LIBOR Rate Loans when required by the terms of this Agreement.

E. Booking of LIBOR Rate Loans. Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender, but in any such event without discharging Lender from its obligations to make Loans subject to and in accordance with the provisions of the Loan Documents.

F. Assumptions Concerning Funding of LIBOR Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.

G. LIBOR Rate Loans After Default. After the occurrence of and during the continuation of (i) any Event of Default under subsection 8.1 and (ii) any other Event of Default and with the written request of Requisite Lenders, (y) Borrower may not elect to have a Loan be made or maintained as, or converted to, a LIBOR Rate Loan after the expiration of any Interest Period then in effect for that Loan and (z) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrower.

2.7 Increased Costs; Taxes; Capital Adequacy.

A. Compensation for Increased Costs and Taxes. Subject to the provisions of subsection 2.7B, in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that the adoption or modification after the date hereof of any law, treaty or governmental rule, regulation or order, or any change after the date hereof therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that first becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive first issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

(i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

(ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of Adjusted LIBOR Rate); or

(iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market.

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto, then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be presumptively correct absent manifest error.

B. Withholding of Taxes.

(i) Payments to Be Free and Clear. Except to the extent required by law, all sums payable by Borrower under this Agreement and the other Loan Documents shall be paid free and clear of and without any deduction or withholding on account of any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Borrower or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(ii) Grossing-up of Payments. Subject to subsection 2.7B(iii)(c), if Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Borrower to Administrative Agent or any Lender under any of the Loan Documents:

(a) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement promptly after the Borrower becomes aware of it;

(b) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Borrower) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

(c) the sum payable by Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

(d) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (b) above to pay, Borrower shall deliver to Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

provided that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that (1) any change after the Closing Date (in the case of each Lender listed on the signature pages hereof) or after the date of the assignment agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect on the Closing Date or at the date of such assignment agreement, as the case may be, in respect of payments to such Lender and (2) such Lender has timely provided to Borrower all forms required under clause (iii) below.

(iii) Evidence of Exemption from U.S. Withholding Tax.

(a) Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.7B(iii), a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the assignment agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (or any successor forms), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (2) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN pursuant to clause (1) above, a certification of non-bank status together with two original copies of an appropriate Internal Revenue Service Form W-8 series form (or any successor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest or other amounts payable under any of the Loan Documents.

(b) Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to subsection 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, such Lender shall (1) deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8ECI or Form W-8BEN, or a certification of non-bank status and two original copies of an appropriate Internal Revenue Service Form W-8 series form, as the case may be, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or (2) immediately notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.

(c) Borrower shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii) if such Lender failed to satisfy the requirements of subsection 2.7B(iii)(a) and (b); provided that if such Lender satisfied such requirements on the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the assignment agreement pursuant to which it became a Lender (in the case of each other Lender), nothing in this subsection 2.7B(iii)(c) shall relieve Borrower of its obligation to pay any additional amounts pursuant to clause (c) of subsection 2.7B(ii) in the event that, as a result of any change after the Closing Date in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a) and such Lender complies with subsection 2.7B(iii)(b).

(iv) Each Lender that is a “United States person” as defined in section 7701(a)(30) of the Internal Revenue Code shall deliver to the Administrative Agent for transmission to Borrower on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof), or on the date of the assignment agreement pursuant to which it becomes a Lender (in the case of such other Lender), a statement signed by an authorized signatory of the Lender that it is a United States person and, if necessary to avoid United States backup withholding, a duly completed and signed Internal Revenue Service Form W-9 (or successor form) establishing that the Lender is organized under the laws of the United States or a subdivision thereof and is not subject to backup withholding.

C. Capital Adequacy Adjustment. If any Lender shall have determined that the adoption after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change after the date hereof therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency which is first made after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within ten (10) Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be presumptively correct absent manifest error.

2.8 Obligation of Lenders and Issuing Lender to Mitigate.

Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.6C, subsection 2.7 or subsection 3.6, it will, to the extent not inconsistent with any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or Issuing Lender or the affected Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, or (ii) take such other measures as such Lender or Issuing Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to subsection 2.7 or subsection 3.6 would be materially reduced and if, as determined by such Lender or Issuing Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans or Letters of Credit through such other lending or letter of credit office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or Letters of Credit or the interests of such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8 unless Borrower agrees to pay all incremental expenses reasonably incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or Issuing Lender to Borrower (with a copy to Administrative Agent) shall be presumptively correct absent manifest error.

2.9 Affected Lenders; Replacement of a Lender.

A. Affected Lenders. If Borrower is obligated to pay to any Lender any additional amount under subsections 2.6 (other than subsection 2.6D), 2.7 or 3.6 hereof, Borrower may, if no Event of Default or Potential Event of Default then exists, replace such Lender with one or more assignees reasonably acceptable to Administrative Agent, and such Lender hereby agrees to be so replaced subject to the following:

(i) The obligations of Borrower hereunder to the Lender to be replaced (including such increased or additional costs incurred by such Lender through the date such Lender is replaced hereunder) shall be paid in full to such Lender concurrently with such replacement;

(ii) Each replacement Lender shall be a bank or other financial institution that is not subject to such increased costs which caused Borrower’s election to replace any Lender hereunder, and each such replacement Lender shall execute and deliver to Administrative Agent such documentation satisfactory to Administrative Agent pursuant to which such replacement Lender is to become a party hereto, with a commitment equal (in the aggregate, if applicable) to that of the Lender being replaced and shall make Loans in the aggregate principal amount equal (in the aggregate, if applicable) to the aggregate outstanding principal amount of the Loans of the Lender being replaced;

(iii) Upon such execution of such documents referred to in clause (ii) and repayment of the amount referred to in clause (i), each replacement Lender shall be a “Lender” with a commitment as specified hereinabove and the Lender being replaced shall cease to be a “Lender” hereunder, except with respect to such provisions under this Agreement, which expressly survive the termination of this Agreement as to such replaced Lender;

(iv) Administrative Agent shall reasonably cooperate in effectuating the replacement of any Lender under this subsection 2.9, but at no time shall Administrative Agent be obligated to initiate any such replacement;

(v) Any Lender replaced under this subsection 2.9 shall be replaced at Borrower’s sole cost and expense; and

(vi) If Borrower proposes to replace any Lender pursuant to this subsection 2.9 because the Lender seeks reimbursement under subsection 2.6, 2.7 or 3.6, then it must also replace any other Lender who seeks similar or greater levels of reimbursement (as a percentage of such Lender’s commitment) under such subsections; provided however that if the amount of the commitment any replacement Lender is willing to commit to does not exceed the aggregate of the commitments of each such Lender seeking such reimbursement, the commitment of each such Lender seeking reimbursement shall be reduced pro rata to the extent of the commitment of such replacement Lender.

B. Other Replacement of a Lender. If a Lender defaults in its obligations to fund a Term Loan or Revolving Loan pursuant to this Agreement or a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment or modification of this Agreement that, pursuant to subsection 10.6, requires consent of one hundred percent (100%) of the Lenders or one hundred percent (100%) of the Lenders with Obligations directly affected or a Lender becomes an Affected Lender (any such Lender, a “Subject Lender”), so long as (i) no Event of Default shall have occurred and be continuing and Borrower has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, (ii) such Lender is not an Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements acceptable to such Issuing Lender (such as a “back-to-back” letter of credit) are made) and (iii), if applicable, the Subject Lender is unwilling to remedy its default upon ten (10) days’ prior written notice to the Subject Lender and Administrative Agent, Borrower may, within ninety (90) days following any Lender becoming a Non-Consenting Lender, require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.1B; provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under subsections 2.6D, 2.7, 2.8 and/or 3.6 (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents, (2) the processing fee required to be paid by subsection 10.1B(i) shall have been paid to Administrative Agent by the assignee, (3) all of the requirements for such assignment contained in subsection 10.1B, including, without limitation, the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an executed Assignment Agreement and other supporting documents, have been fulfilled, and (4) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Borrower also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Commitments.

2.10 Guaranties of and Security for the Obligations.

A. Holdings, Borrower and Borrower’s Subsidiaries. To the extent set forth in the Security Documents and Subsidiary Guaranty, (i) each Subsidiary of Borrower shall guaranty the Obligations of Borrower pursuant to the Subsidiary Guaranty, (ii) to secure the full performance of the Obligations, each Credit Party shall grant, subject to the limitation set forth in subsection 2.10B(ii), to Administrative Agent on behalf and for the ratable benefit of Lenders, a duly perfected First Priority Lien (except as otherwise expressly provided) on all of the personal property of such Credit Party, to the extent contemplated by the Security Documents and (iii) to secure the full performance of the Obligations, Holdings shall grant, subject to the limitation set forth in subsection 2.10B(ii), to Administrative Agent on behalf and for the ratable benefit of Lenders, a duly perfected First Priority Lien on all of the Equity Securities of Borrower.

B. Further Assurances; Additional Security.

(i) Borrower shall, and shall cause each other Obligor to, from time to time, execute and deliver to Administrative Agent on behalf of Lenders, such additional Security Documents, statements, documents, agreements and reports as it may from time to time reasonably request to evidence, perfect or otherwise implement or assure the security for repayment of the Obligations; provided that no Obligor shall be required to provide any different type of Collateral from that contemplated for such by the Security Documents to which it is a party as of the Closing Date.

(ii) Notwithstanding anything herein to the contrary, to the extent this Agreement or any other Loan Document purports to require any Credit Party to grant to Administrative Agent, on behalf and for the ratable benefit of Lenders, a security interest in the FCC Licenses of such Credit Party, Administrative Agent, on behalf and for the ratable benefit of Lenders, shall only have a security interest in such licenses at such times and to the extent that a security interest in such licenses is permitted under applicable law. Notwithstanding anything to the contrary set forth herein, Administrative Agent, on behalf of Lenders, agrees that to the extent prior FCC approval is required pursuant to the Communications Act for (a) the operation and effectiveness of any grant, right or remedy hereunder or under any Loan Document or (b) taking any action that may be taken by Administrative Agent hereunder or under any Loan Document, such grant, right, remedy or actions will be subject to such prior FCC approval having been obtained by or in favor of Administrative Agent, on behalf and for the ratable benefit of Lenders. Borrower agrees that, during the continuance of an Event of Default and at Administrative Agent’s request, Borrower shall promptly file, or cause to be filed, such applications for approval and shall take all other and further actions required by the Administrative Agent, on behalf and for the ratable benefit of Lenders, to obtain such FCC approvals or consents as are necessary to transfer ownership and control to Administrative Agent or trustee or other fiduciary acting in lieu of Administrative Agent in order to ensure compliance with Section 310(b) of the Communications Act, on behalf and for the ratable benefit of Lenders, or their successors or assigns, of the FCC Licenses held by it.

2.11 Incremental Facility.

A. Borrower shall have the right, from time to time on or before the Incremental Term Loan Commitment Termination Date, to request additional term loans (each an “Incremental Term Loan,” and, collectively the “Incremental Term Loans,” and “Term Loans” shall thereafter be deemed to include all Incremental Term Loans) pursuant to an incremental facility (the “Incremental Facility”); provided, that at the time any Incremental Term Loan is made pursuant to the Incremental Facility, (a) no Event of Default or Potential Event of Default shall have occurred and be continuing or result from the making of such Incremental Term Loan; (b) Borrower shall have delivered to Administrative Agent (1) a Compliance Certificate certifying, among other things, that Borrower is, as of the date of such Incremental Term Loan and after giving effect to both such Incremental Term Loan and the Permitted Acquisition, if any, for which the proceeds of such Incremental Term Loan will be used, in compliance with all terms and conditions contained in this Agreement and the other Loan Documents, including the financial covenants set forth in this Agreement, accompanied by a written calculation, in detail satisfactory to Administrative Agent, of such financial covenant compliance and (2) such other information as may be required by Administrative Agent or any Lender; (c) the principal amount of the requested Incremental Term Loan shall be at least Ten Million Dollars ($10,000,000) and the aggregate original principal amount of all Incremental Term Loans outstanding do not exceed an amount equal to the sum of Seventy-Five Million Dollars ($75,000,000) minus the original principal amount of the Incremental Term Loan being requested, and Borrower shall be limited to five (5) Incremental Term Loan requests; (d) each Incremental Term Loan shall constitute a Term Loan and (i) rank pari passu in right of payment and of security with the other Term Loans, and (ii) mature and amortize in a manner reasonably acceptable to the Incremental Term Loan lenders, but in any event have an average weighted life equal to or longer than the Term Loans and mature on a date no earlier than June 30, 2011; provided, that the applicable interest rates may differ from the then existing Term Loans; and (e) the proceeds of any Incremental Term Loan may be used for general corporate purposes, including the purpose of consummating a Permitted Acquisition. Notwithstanding anything to the contrary contained herein, all Credit Parties hereby acknowledge and agree that Lenders are not making a commitment herein to make the Incremental Facility available to Borrower. Until such time as the Incremental Term Loan lenders agree to make the Incremental Facility available to Borrower, the Incremental Facility is and shall remain uncommitted.

B. Borrower shall provide notice to Administrative Agent and each Lender of its desire for an Incremental Term Loan (a “Notice of Incremental Term Loan Request”), the proposed amount thereof, and specifying the time period within which each Lender is requested to respond (which shall in no event be less than twenty-one (21) days from the date of delivery of such notice to the Lenders). Each Lender shall have the option (in its sole and complete discretion) to subscribe for its Pro Rata Share of such proposed loan under the Incremental Facility; provided, however, that if any Lender has not subscribed for its Pro Rata Share of such proposed Incremental Term Loan, then Administrative Agent shall be permitted to secure new lenders in respect of such Pro Rata Share.

C. The terms of any Incremental Term Loan pursuant to the Incremental Facility including, without limitation, the manner in which interest shall be determined, the amount and timing of fees, if any, payable with respect to such Incremental Term Loan and the amortization schedule relating to such Incremental Term Loan shall be set forth in a supplement to this Agreement (a “Supplement”) in form and substance reasonably satisfactory to Administrative Agent, executed by Administrative Agent, the Incremental Term Loan lenders and each Credit Party, provided that the effect of such Supplement, together with all other Supplements made, is not more binding or restrictive on Borrower or beneficial to the Incremental Term Loan lenders (other than with respect to pricing) than the Term Loans are to existing Lenders and Borrower, as applicable. Each Credit Party shall execute and deliver to Administrative Agent such assumptions, guarantees, security documents, opinions and other documents as may be reasonably required by Administrative Agent and Lenders and obligations shall be evidenced by promissory notes substantially in the form of Exhibit X (each, an “Incremental Term Loan Note” and, collectively, the “Incremental Term Loan Notes”), and Borrower shall execute and deliver an Incremental Term Loan Note to each Incremental Term Loan lender in the principal amount of such lender’s Pro Rata Share of the Incremental Term Loan being made. Each Incremental Term Loan Note shall represent the obligation of Borrower to pay the amount of the applicable Incremental Term Loan advanced by such lender, together with interest thereon as prescribed in the applicable Supplement.

Section	3. LETTERS OF CREDIT

3.1 Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.

A. Letters of Credit. In addition to Borrower requesting that Revolving Lenders make Revolving Loans pursuant to subsection 2.1A(ii), Borrower may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date, that Issuing Lender issue Letters of Credit for the account of Borrower. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, the Issuing Lender may, but (except as provided in subsection 3.1B(ii)) shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Borrower shall not request that Issuing Lender issue (and Issuing Lender shall not issue):

(i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments then in effect;

(ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed Ten Million Dollars ($10,000,000) (such maximum amount to be increased to up to Twenty Million Dollars ($20,000,000) at Borrower’s request subject, however, to prior approval by the Issuing Lender);

(iii) any Letter of Credit having an expiration date later than the earlier of (a) 30 days prior to June 30, 2011, and (b) the date which is one year from the date of issuance of such standby Letter of Credit; provided that the immediately preceding clause (b) shall not prevent Issuing Lender from agreeing that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless Issuing Lender elects not to extend for any such additional period; and provided, further that Issuing Lender shall give notice that it will not extend such Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time Issuing Lender must elect whether or not to allow such extension;

(iv) any Letter of Credit after the Revolving Loan Commitment Termination Date; or

(v) any Letter of Credit denominated in a currency other than Dollars.

B. Mechanics of Issuance.

(i) Notice of Issuance. Whenever Borrower desires the issuance of a Letter of Credit, it shall deliver to the Issuing Lender a Notice of Issuance of Letter of Credit substantially in the form of Exhibit III annexed hereto no later than 12:00 Noon (New York time) at least three (3) Business Days, or such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Notice of Issuance of Letter of Credit shall specify (a) the proposed date of issuance (which shall be a Business Day), (b) the face amount of the Letter of Credit, (c) the expiration date of the Letter of Credit, (d) the name and address of the beneficiary, and (e) the verbatim text of the proposed Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents and the verbatim text of any certificates to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Lender to make payment under the Letter of Credit; provided that the Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any such documents or certificates; and provided, further that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same Business Day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such draft is required to be presented is located) that such draft is presented if such presentation is made after 12:00 Noon (New York time) on such Business Day.

Borrower shall notify the Issuing Lender prior to the issuance of any Letter of Credit in the event that any of the matters to which Borrower is required to certify in the applicable Notice of Issuance of Letter of Credit is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Borrower shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Borrower is required to certify in the applicable Notice of Issuance of Letter of Credit.

(ii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.4, Issuing Lender shall issue the requested Letter of Credit in accordance with Issuing Lender’s standard operating procedures.

(iii) Notification to Lenders. Upon the issuance of any Letter of Credit, the applicable Issuing Lender shall within five (5) Business Days notify each other Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit. In connection with such notice, Administrative Agent shall notify each Lender of the amount of such Lender’s respective participation in such Letter of Credit, determined in accordance with subsection 3.1C.

(iv) Reports to Lenders. Within fifteen (15) days after the end of each calendar quarter ending after the Closing Date, so long as any Letter of Credit shall have been outstanding during such calendar quarter, the Issuing Lender shall deliver to each other Lender a report setting forth the average for such calendar quarter of the daily maximum amount available to be drawn under the Letters of Credit issued by Issuing Lender that were outstanding during such calendar quarter.

C. Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and drawings thereunder in an amount equal to such Revolving Lender’s Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.

3.2 Letter of Credit Fees.

Borrower agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

(i) (a) a fronting fee, payable directly to the Issuing Lender for its own account, equal to the greater of (X) Five Hundred Dollars ($500) or (Y) 0.125% per annum of the daily maximum amount available to be drawn under such Letter of Credit and (b) a letter of credit fee, payable to Administrative Agent for the account of Lenders, equal to the product of (X) an annual rate equal to the Applicable Margin for LIBOR Rate Loans in effect at the time of issuance of such Letter of Credit and (Y) daily maximum amount available to be drawn under such Letter of Credit, in each case payable in arrears on and to (but excluding) each March 31, June 30, September 30 and December 31 of each year and computed on the basis of a 360-day year for the actual number of days elapsed;

(ii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (i) above), documentary and processing charges payable directly to the Issuing Lender for its own account in accordance with such Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

Promptly upon receipt by Administrative Agent of any amount described in clause (i)(b) of this subsection 3.2, Administrative Agent shall distribute to each Lender its Pro Rata Share of such amount.

3.3 Drawings and Reimbursement of Amounts Drawn Under Letters of Credit.

A. Responsibility of Issuing Lender With Respect to Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

B. Reimbursement by Borrower of Amounts Drawn Under Letters of Credit. In the event the Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, the Issuing Lender shall immediately notify Borrower and Borrower shall reimburse the Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such drawing; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Borrower shall have notified the Issuing Lender prior to 12:00 Noon (New York time) on the date of such drawing that Borrower intends to reimburse the Issuing Lender for the amount of such drawing with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such drawing and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.4B, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Lender for the amount of such drawing; and provided, further that if for any reason proceeds of Revolving Loans are not received by the Issuing Lender on the Reimbursement Date in an amount equal to the amount of such drawing, Borrower shall reimburse the Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Borrower shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 3.3B.

C. Payment by Revolving Lenders of Unreimbursed Drawings Under Letters of Credit.

(i) Payment by Revolving Lenders. In the event that Borrower shall fail for any reason to reimburse the Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any drawing honored by the Issuing Lender under a Letter of Credit issued by it, the Issuing Lender shall promptly notify each other Revolving Lender of the unreimbursed amount of such drawing and of such other Revolving Lender’s respective participation therein based on such Lender’s Pro Rata Share. Each Revolving Lender shall make available to the Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the office of the Issuing Lender specified in such notice, not later than 12:00 Noon (New York time) on the first Business Day (under the laws of the jurisdiction in which such office of the Issuing Lender is located) after the date notified by the Issuing Lender. In the event that any Revolving Lender fails to make available to the Issuing Lender on such Business Day the amount of such Revolving Lender’s participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Revolving Lender to recover from the Issuing Lender any amounts made available by such Revolving Lender to the Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by the Issuing Lender in respect of which payment was made by such Revolving Lender constituted gross negligence or willful misconduct on the part of the Issuing Lender.

(ii) Distribution to Revolving Lenders of Reimbursements Received From Borrower. In the event the Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any drawing honored by the Issuing Lender under a Letter of Credit issued by it, the Issuing Lender shall distribute to each other Revolving Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such drawing such other Lender’s Pro Rata Share of all payments subsequently received by the Issuing Lender from Borrower in reimbursement of such drawing when such payments are received. Any such distribution shall be made to a Revolving Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

D. Interest on Amounts Drawn Under Letters of Credit.

(i) Payment of Interest by Borrower. Borrower agrees to pay to the Issuing Lender, with respect to drawings made under any Letters of Credit issued by it, interest on the amount paid by the Issuing Lender in respect of each such drawing from the date of such drawing to but excluding the date such amount is reimbursed by Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date of such drawing to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 365-day or 366-day year, as the case may be, for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

(ii) Distribution of Interest Payments by Issuing Lender. Promptly upon receipt by the Issuing Lender of any payment of interest pursuant to subsection 3.3D(i) with respect to a drawing under a Letter of Credit issued by it, (a) the Issuing Lender shall distribute to each other Revolving Lender, out of the interest received by the Issuing Lender in respect of the period from the date of such drawing to but excluding the date on which the Issuing Lender is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such other Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been made under such Letter of Credit, and (b) in the event the Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of such drawing, the Issuing Lender shall distribute to each other Revolving Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such drawing such other Revolving Lender’s Pro Rata Share of any interest received by the Issuing Lender in respect of that portion of such drawing so reimbursed by other Revolving Lenders for the period from the date on which the Issuing Lender was so reimbursed by other Revolving Lenders to but excluding the date on which such portion of such drawing is reimbursed by Borrower. Any such distribution shall be made to a Revolving Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Revolving Lender may request.

3.4 Obligations Absolute.

The obligation of Borrower to reimburse the Issuing Lender for drawings made under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to subsection 3.3B and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit;

(ii) the existence of any claim, set-off, defense or other right which Borrower or any Revolving Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Lender or other Lender or any other Person or, in the case of a Lender, against Borrower, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by the Issuing Lender under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) of Borrower or any of its Subsidiaries;

(vi) any breach of this Agreement or any other Loan Document by any party thereto;

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

(viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of the Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5 Indemnification; Nature of Issuing Lender’s Duties.

A. Indemnification. In addition to amounts payable as provided in subsection 3.6, Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by the Issuing Lender, other than as a result of (a) the gross negligence or willful misconduct of Issuing Lender as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause (ii), the wrongful dishonor by the Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of the Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

B. Nature of Issuing Lender’s Duties. As between Borrower and the Issuing Lender, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Lender, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuing Lender’s rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by the Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender under any resulting liability to Borrower.

Notwithstanding anything to the contrary contained in this subsection 3.5, Borrower shall retain any and all rights it may have against the Issuing Lender for any liability arising out of the gross negligence or willful misconduct of the Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

3.6 Increased Costs and Taxes Relating to Letters of Credit.

In the event that the Issuing Lender or any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any change after the date hereof in any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that first becomes effective after the date hereof, or compliance by the Issuing Lender or Revolving Lender with any guideline, request or directive first issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

(i) subjects the Issuing Lender or Revolving Lender (or its applicable lending or letter of credit office) to any additional Tax (other than any Tax on the overall net income of such Issuing Lender or Revolving Lender) with respect to the issuing or maintaining of any Letters of Credit or the purchasing or maintaining of any participations therein or any other obligations under this Section 3, whether directly or by such being imposed on or suffered by the Issuing Lender (as determined by the Issuing Lender);

(ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement in respect of any Letters of Credit issued by the Issuing Lender or participations therein purchased by any Lender; or

(iii) imposes any other condition (other than with respect to a Tax matter) on or affecting the Issuing Lender or Revolving Lender (or its applicable lending or letter of credit office) regarding this Section 3 or any Letter of Credit or any participation therein;

and the result of any of the foregoing is to increase the cost to the Issuing Lender or Revolving Lender of agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by the Issuing Lender or Revolving Lender (or its applicable lending or letter of credit office) with respect thereto; then, in any case, Borrower shall pay (without duplication) to the Issuing Lender or Revolving Lender, as applicable, within ten (10) Business Days after its receipt of the written statement referred to in the next sentence, such additional amount or amounts as may be reasonably necessary to compensate the Issuing Lender or Revolving Lender for any such increased cost or reduction in amounts received or receivable hereunder. The Issuing Lender or Revolving Lender shall deliver to Borrower a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to the Issuing Lender or Revolving Lender under this subsection 3.6, which statement shall be presumptively correct absent manifest error.

Section	4. CONDITIONS TO LOANS AND LETTERS OF CREDIT

The obligations of Lenders to make Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

4.1 Conditions to Term Loans and Initial Revolving Loans.

The obligations of Lenders to make the Term Loans and any Revolving Loans on the Closing Date are, in addition to the conditions precedent specified in subsection 4.3, subject to prior or concurrent satisfaction of the following conditions:

A. Obligor Documents. On or before the Closing Date, each Obligor shall deliver or cause to be delivered to Lenders (or to Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender) the following, each, unless otherwise noted, dated the Closing Date:

(i) Certified copies of its Certificate or Articles of Incorporation, Certificate of Limited Partnership or Partnership Agreement or Certificate of Formation and Limited Liability Company Agreement of such Obligor, together with a good standing certificate from the Secretary of State of its state of organization and such other states as the Administrative Agent may request in which it is qualified to do business and owns or operates a Station and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such states, each dated a recent date prior to the Closing Date;

(ii) Copies of its Bylaws (if applicable), certified as of the Closing Date by its corporate secretary or an assistant secretary;

(iii) Resolutions of its Board of Directors or managing member or general partner, as the case may be, approving and authorizing the execution, delivery and performance of each Loan Document to which it is to be a party, certified as of the Closing Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

(iv) Signature and incumbency certificates of the officers or managing member or general partner of such Person executing the Loan Documents to which it is to be a party;

(v) Executed originals of (A) in the case of Borrower, this Agreement, the Notes (duly executed in accordance with subsection 2.1D, drawn to the order of each Lender and with appropriate insertions) and the other Loan Documents to which it is to be a party and (B) in the case of each other Obligor, the Loan Documents to which it is to be a party; and

(vi) Such other similar documents as Administrative Agent may reasonably request.

B. Security Interests. Each Obligor shall have taken or caused to be taken (and Administrative Agent shall have received satisfactory evidence thereof) such actions in such a manner so that within ten (10) days after the Closing Date Administrative Agent shall have a valid and perfected First Priority security interest (subject to Permitted Liens) in the Collateral owned as of the Closing Date to the extent permitted by law and as contemplated by the Security Documents, including, without limitation, delivery of evidence reasonably satisfactory to Administrative Agent that all filings, recordings and other actions Administrative Agent deems necessary or advisable to establish, preserve and perfect the First Priority Liens granted to Administrative Agent on behalf and for the ratable benefit of Lenders shall have been made within ten (10) days after the Closing Date.

C. Opinions of Obligors’ Counsel. Lenders shall have received originally executed copies of one or more favorable written opinions, dated as of the Closing Date, of outside legal counsel for the Obligors (which counsel shall be acceptable to Administrative Agent), as to the general corporate and communications matters set forth in Exhibit VII and as to such other matters as Administrative Agent may reasonably request, all in form and substance satisfactory to Administrative Agent.

D. Evidence of Insurance. Administrative Agent shall have received an insurance certificate with respect to each of the insurance policies required pursuant to subsection 6.4 hereof, and each such insurance policy shall name Administrative Agent as loss payee and/or additional insured, on behalf and for the ratable benefit of Lenders.

E. Financial Statements. On or before the Closing Date, Administrative Agent shall have received the audited consolidated financial statements of Borrower and its Subsidiaries for the Fiscal Years ended December 31, 2001 and December 31, 2002, and the unaudited consolidated financial statements of Borrower and its Subsidiaries, for the Fiscal Quarter ended December 31, 2003, in each case certified as true and correct, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments (none of which shall be materially adverse) and the absence of footnotes, pursuant to an officer’s certificate of the Borrower.

F. BFT Consent Letter. On or before the Closing Date, Administrative Agent shall have received executed copies of the BFT Consent Letter

G. Termination of Existing Credit Agreement. On or before the Closing Date, Borrower shall repay all principal and interest on outstanding loans and other obligations owed under or related to the Existing Credit Agreement and the Lenders’ obligation to lend or make other extensions of credit to Borrower and its Subsidiaries thereunder shall have been terminated and all Liens securing Indebtedness under the Existing Credit Agreement shall have been terminated or released and satisfactory evidence of the foregoing shall have been delivered to the Administrative Agent.

H. Officers Certificate. As of the Closing Date, (i) since December 31, 2003, no event or change shall have occurred that has caused or evidences, either in any case or in the aggregate a Material Adverse Effect, (ii) no event which would constitute an Event of Default or Potential Event of Default (after giving effect to the consummation of the Closing Date transactions) shall have occurred and be continuing, (iii) the representations and warranties in Section 5 hereof shall be true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations or warranties shall have been true, correct and complete in all material respects as of such date, (iv) no litigation, inquiry or other action and no injunction or restraining order shall be pending or threatened with respect to the making of the Loans hereunder or the transactions contemplated hereby and (v) Borrower shall have delivered to Administrative Agent an Officer’s Certificate to such effect, in form and substance reasonably satisfactory to Administrative Agent.

I. Fees and Expenses. Borrower shall have paid to the Administrative Agent for distribution (as appropriate) to Lenders the fees payable on the Closing Date referred to in subsection 2.3.

J. Projections and Closing Date Compliance Certificate. Borrower shall have delivered to the Administrative Agent the Projections and a Compliance Certificate substantially in the form of Exhibit VI annexed hereto, dated as of the Closing Date and calculated to give effect to the funding of Loans under this Agreement on the Closing Date, demonstrating compliance with the covenants set forth in this Agreement as of the Closing Date and such Projections and the calculations set forth in such Compliance Certificate shall be reasonably satisfactory to the Administrative Agent.

4.2 Conditions to Permitted Acquisitions.

The obligations of Lenders to make the Term Loans and the Revolving Loans to be made in connection with any Permitted Acquisition are, in addition to the conditions precedent specified in subsection 4.3, subject to prior or concurrent satisfaction of the following conditions:

A. Credit Party Documents. On or before the Permitted Acquisition Closing Date, each new Credit Party, if any, formed to accomplish such Permitted Acquisition shall deliver or cause to be delivered to Lenders (or to Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender) the following, each, unless otherwise noted, dated as of the Permitted Acquisition Closing Date:

(i) Certified copies of its Certificate or Articles of Incorporation, Certificate of Limited Partnership or Partnership Agreement or Certificate of Formation and Limited Liability Company Agreement, together with a good standing certificate from the Secretary of State of its state of incorporation and each other state in which it is qualified as a foreign corporation to do business and owns or operates a Station and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such states, each dated a recent date prior to the Permitted Acquisition Closing Date;

(ii) Copies of its Bylaws (if applicable), certified as of the Permitted Acquisition Closing Date by its corporate secretary or an assistant secretary;

(iii) Resolutions of its Board of Directors or managing member or general partners, as the case may be, approving and authorizing the execution, delivery and performance of each Loan Document to which it is to be a party, certified as of the Permitted Acquisition Closing Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

(iv) Signature and incumbency certificates of the officers or managing member or general partner of such Person executing the Loan Documents to which it is to be a party;

(v) Executed originals of the Loan Documents to which it is to be a party; and

(vi) Such other similar documents as Administrative Agent may reasonably request.

B. Security Interests. Each applicable Obligor shall have taken or caused to be taken (and Administrative Agent shall have received satisfactory evidence thereof), such actions in such a manner so that on the applicable Permitted Acquisition Closing Date (or the next Business Day thereafter), Administrative Agent shall have a valid and perfected First Priority security interest (subject to Permitted Liens) in substantially all of the Collateral acquired as of the applicable Permitted Acquisition Closing Date to the extent permitted by law and as contemplated by the Security Documents, including delivery of all evidence reasonably satisfactory to Administrative Agent that all filings, recordings and other actions Administrative Agent deems necessary or advisable to establish, preserve and perfect the First Priority Liens granted to Administrative Agent on behalf and for the ratable benefit of Lenders shall have been made on the Permitted Acquisition Closing Date or that accommodations and arrangements reasonably satisfactory to Administrative Agent have been made for such filings, recordings and other actions to be taken on the next Business Day thereafter.

C. Permitted Acquisition Documents. Administrative Agent shall have received executed or conformed copies of the Permitted Acquisition Documents and any amendments thereto on or prior to the Permitted Acquisition Closing Date.

D. Acquisition FCC Consent. The Acquisition FCC Consent with respect to the Acquired Stations shall have been obtained and, in the event such Acquisition FCC Consent shall have been challenged or contested by any Person, such Acquisition FCC Consent shall have become a Final Order.

E. Permitted Acquisition. The Permitted Acquisition shall become effective on the Permitted Acquisition Closing Date in accordance with the Permitted Acquisition Documents without any material variation therefrom, except as disclosed to Lenders and consented to in writing by Administrative Agent.

F. Opinions of Obligors’ Counsel. Lenders shall have received originally executed copies of one or more favorable written opinions, dated as of the Permitted Acquisition Closing Date, of outside legal counsel for the Obligors (which counsel shall be reasonably acceptable to Administrative Agent), affected by the Permitted Acquisition reasonably satisfactory to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent and setting forth substantially the matters in the opinions designated in Exhibit VII annexed hereto as to collateral and communications matters resulting from such Permitted Acquisition, any new Obligors or Loan Documents required for such Permitted Acquisition, and such other matters as Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to Administrative Agent.

G. Delivery of Compliance Certificate. Borrower shall have delivered to Administrative Agent a Compliance Certificate, substantially in the form of Exhibit VI annexed hereto, dated as of the Permitted Acquisition Closing Date and calculated to give effect to the funding of any Loans under this Agreement on the Permitted Acquisition Closing Date, demonstrating or certifying compliance with the covenants set forth in this Agreement as of the Permitted Acquisition Closing Date and as required by subsection 7.7(iv)(a)(2).

4.3 Conditions to All Loans.

The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by the president, chief financial officer, treasurer or other senior officer of the Borrower on behalf of the Borrower in a writing delivered to Administrative Agent.

B. As of that Funding Date:

(i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date (or previously waived in accordance with this Agreement); and

(ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default.

4.4 Conditions to Letters of Credit.

The issuance of any Letter of Credit hereunder is subject to the following conditions precedent:

A. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Notice of Issuance of Letter of Credit, in each case signed by the president, chief financial officer, treasurer or other senior officer of Borrower on behalf of Borrower in a writing delivered to Administrative Agent, together with all other information specified in subsection 3.1B(i) and such other documents or information as the Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

B. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.3B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Revolving Loan and the date of issuance of such Letter of Credit were a Funding Date.

Section 5. BORROWER’S REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make (or maintain, as the case may be) the Loans, to induce Issuing Lender to issue Letters of Credit and to induce other Lenders to purchase participations therein, Borrower represents and warrants to each Lender, on the date of this Agreement, on each Funding Date and on the date of issuance of each Letter of Credit, that the following statements are true, correct and complete in all material respects:

5.1 Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A. Organization and Powers. Each Obligor is a corporation, limited liability company, partnership or limited partnership duly organized, validly existing and in good standing under the laws of its state of organization. Each Obligor has all requisite corporate, limited liability company, partnership or limited partnership power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and to carry out the transactions contemplated thereby.

B. Qualification and Good Standing. Each Credit Party is qualified to do business and is in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing will not have a Material Adverse Effect.

C. Conduct of Business. The Credit Parties hold all licenses (including FCC Licenses), permits, franchises, certificates of authority, or any waivers of the foregoing that are necessary to permit them to conduct their respective businesses as now conducted and to hold and operate their respective properties, and all such licenses, permits, franchises, certificates of authority, and waivers are valid and in full force and effect, except in each case where the failure to be so will not have a Material Adverse Effect.

D. Subsidiaries. All of the Subsidiaries of Borrower as of the Closing Date are identified in Schedule 5.1D annexed hereto. The equity interests of each Subsidiary of Borrower as of the Closing Date are duly authorized, validly issued, fully paid and nonassessable and none of such equity interests constitutes Margin Stock. Schedule 5.1D annexed hereto correctly sets forth, as of the Closing Date, the ownership interest of each Obligor in such Obligor’s Subsidiaries.

E. FCC and Station Matters.

(i) As of the Closing Date, Schedule 5.1E annexed hereto correctly sets forth all of the Stations and FCC Licenses licensed to any Credit Party and its Subsidiary by licensee, call letters, facility identification number, community of license, state, and license expiration date, which Schedule 5.1E shall be supplemented in connection with any Permitted Acquisitions.

(ii) Each FCC License was duly and validly issued by the FCC pursuant to procedures which comply with all requirements of applicable law and no Credit Party has any knowledge of the occurrence of any event or the existence of any circumstance which, in the reasonable judgment of such Credit Party, is likely to lead to the revocation of any FCC License which could reasonably be expected to have a Material Adverse Effect. Each Credit Party has taken all actions and performed all of its obligations necessary to maintain the FCC Licenses without adverse modification or impairment where the failure to do so could reasonably be expected to have a Material Adverse Effect. License Subs hold all of the FCC Licenses required for the operation of the Stations as presently conducted and as proposed to be conducted immediately following the Closing Date where the failure to hold such FCC Licenses could reasonably be expected to have a Material Adverse Effect. The FCC Licenses are not subject to any material restriction or condition not appearing on the face of such FCC License (other than any restrictions or conditions that may affect the radio broadcast industry or substantial segment thereof generally) that could reasonably be expected to limit or restrict the operation of the Stations and have been so unimpaired for the full current license term. None of the Stations is (i) receiving, or to Borrower’s knowledge causing, objectionable interference or (ii) to Borrower’s knowledge is currently the subject of any proceeding before the FCC that alleges that any Station is causing objectionable interference or that contains a proposal that could have the effect of causing any Station to become shortspaced (initially or on an increased basis) to any proposed station or frequency allotment, except in each case where such interference or FCC action would not reasonably be expected to have a Material Adverse Effect. The Credit Parties have the right to use all material FCC Licenses required in the ordinary course of business for the Stations and each such FCC License is in full force and effect and the Credit Parties are in compliance therewith with no known conflict with the valid rights of others in each case where such failure, non-compliance or violation could reasonably be expected to have a Material Adverse Effect. No event or investigation has occurred which permits, or after notice or lapse of time or both would permit, the revocation, adverse modification, restriction, suspension, non-renewal, short-term renewal, impairment or termination of any FCC License or other right which could reasonably be expected to have a Material Adverse Effect. Each FCC License is held by the License Sub of Borrower directly operating the Station with respect to which such FCC License was issued. No Credit Party or License Sub has any reason to believe that the FCC Licenses listed and described in Schedule 5.1E, will not be renewed in the ordinary course.

(iii) Each Credit Party or License Sub as applicable has duly filed in a timely manner and/or placed in the Station’s public inspection file all filings which are required to be filed by such Credit Party or License Sub under the Communications Act and is in compliance with the Communications Act, including the rules and regulations of the FCC relating to the broadcast of radio signals, in each case where the failure to do so could reasonably be expected to have a Material Adverse Effect. All information filed for or on behalf of each Credit Party and License Sub was, at the time of filing, true, correct, and complete in all material respects when made, and every Governmental Authority has been notified of any changes in such information as may be required, except where the failure to so notify would not reasonably be expected to have a Material Adverse Effect.

(iv) None of the Facilities (including the transmitter and tower sites owned or used by any Credit Party) violate in any material respect the provisions of any applicable building codes, fire regulations, building restrictions or other governmental ordinances, orders or regulations and each such Facility is zoned so as to permit the commercial uses intended by the owner or occupier thereof and there are no outstanding variances or special use permits materially affecting any of the Facilities or the uses thereof, in each case where so doing or the failure to do so, as the case may be, could reasonably be expected to have a Material Adverse Effect. The Stations’ physical facilities, including their transmitting and studio equipment, are operated in accordance with the terms of their respective FCC Licenses and in accordance with the Communications Act where the failure to so operate could reasonably be expected to have a Material Adverse Effect. The Stations are in full compliance with the limitations on exposure of workers and the public radio frequency radiation established by the Communications Act where non-compliance could reasonably be expected to have a Material Adverse Effect.

(v) All FCC regulatory fees assessed with respect to the FCC Licenses have been timely and accurately paid, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(vi) Each of the towers used in the operation of the Stations and which is owned by a Credit Party, which tower is required to be registered with the FCC pursuant to the FCC’s antenna structure registration requirements has been duly and accurately registered and each ASR Number is posted at the Tower Site where the failure to do so could reasonably be expected to have a Material Adverse Effect. All antenna structures used in the operation of the Stations and owned by a Credit Party are obstruction-marked and lighted in accordance with the Communications Act where the failure to do so could reasonably be expected to have a Material Adverse Effect.

(vii) Schedule 5.1E(vii) annexed hereto correctly sets forth, as of the Closing Date, each of the Marketing Agreements for Borrower or any of its Subsidiaries. Each Marketing Agreement is in full force and effect, in compliance with the Communications Act, and Borrower and its Subsidiaries are in compliance with such Marketing Agreement to the extent each is a party thereto, in each case where failure to be in compliance could reasonably be expected to have a Material Adverse Effect.

F. Collateral Matters.

(i) Other than as may be supplemented by written notices delivered to Administrative Agent pursuant to the Credit Parties Security Agreement or the Holdings Pledge Agreement:

(a) the chief executive office and principal place of business of each Obligor is as set forth in Part One of Schedule 5.1F annexed hereto; and

(b) the office where each Credit Party keeps its records concerning Accounts (as defined in the Credit Parties Security Agreement) and all originals of all chattel paper which evidence any Accounts is located at the address specified for such Credit Party in Part Two of Schedule 5.1F annexed hereto.

(ii) As of the Closing Date:

(a) the location where each Credit Party keeps any Inventory (as defined in the Credit Parties Security Agreement) in the aggregate in excess of One Hundred Thousand Dollars ($100,000) is at the address specified for such Credit Party in Part Three of Schedule 5.1F annexed hereto; and

(b) other than as set forth in Part Four of Schedule 5.1F annexed hereto, no Credit Party does any business under any fictitious business names or tradenames or has done business under any fictitious business names or tradenames during the preceding five (5) years.

G. Personal Property Liens. To the extent a security interest in the Collateral (as defined in the Credit Parties Security Agreement) may be perfected by filing Uniform Commercial Code financing statements, the security interests in such Collateral granted to Administrative Agent for the benefit of Lenders constitute valid and perfected security interests therein prior to all other Liens (other than Permitted Liens) to the extent contemplated by the Security Documents. The Pledged Collateral (as defined in each of the Credit Parties Security Agreement and the Holdings Pledge Agreement) has been duly and validly pledged to Administrative Agent on behalf of Lenders pursuant to the Credit Parties Security Agreement or the Holdings Pledge Agreement, as applicable, and the Credit Parties Security Agreement and the Holdings Pledge Agreement each create in favor of Administrative Agent on behalf of Lenders a valid, perfected First Priority Lien in the Pledged Collateral as respectively defined therein as security for the Secured Obligations (as such term is defined in the Credit Parties Security Agreement or the Holdings Pledge Agreement), subject to no equal or prior security interest (other than Permitted Liens), to the extent contemplated by the Security Documents.

5.2 Authorization of Borrowing, etc.

A. Authorization. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate, limited liability company or limited partnership action on the part of each Obligor a party thereto.

B. No Conflict. The execution, delivery and performance by each Obligor of the Loan Documents to which such Obligor is a party, and the consummation of the transactions contemplated thereby do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to any Obligor, the Certificate or Articles of Incorporation, Partnership Agreement, Certificate of Formation, Limited Liability Company Agreement or Bylaws of any Obligor or any order, judgment or decree of any court or other Governmental Authority binding on any Obligor, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Obligor, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Obligor (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf and for the ratable benefit of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of any Obligor, except for such approvals or consents which will be obtained on or before the Closing Date.

C. Governmental Consents. The execution, delivery and performance by each Obligor of the Loan Documents to which it is party and the consummation of the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other Governmental Authority or regulatory body including the FCC, except for filings required in connection with the perfection of the security interests or the exercise of the rights granted pursuant to the Security Documents and filings required with the FCC in connection with the entering into of the Loan Documents and Permitted Acquisitions contemplated by Permitted Acquisition Documents and SEC filings announcing the transactions contemplated hereby.

D. Binding Obligation. Each of the Loan Documents has been duly executed and delivered by each Obligor a party thereto and is the legally valid and binding obligation of each such Obligor, enforceable against each such Obligor in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.3 Financial Condition.

Borrower has heretofore delivered to Lenders, at Lenders’ request, the financial statements described in subsection 4.1E. All such statements (other than the Projections) were prepared in conformity with GAAP and fairly present the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes. None of Borrower and its Subsidiaries has (or will have following the funding of the Loans on the Closing Date) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that, as of the Closing Date, is not reflected in the foregoing financial statements or the notes thereto and is required to be so reflected on such financial statements (other than the Projections) under GAAP and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) of Borrower and its Subsidiaries (taken as a whole).

5.4 No Material Adverse Change.

Since December 31, 2003, no event or change has occurred that has resulted in or evidences, or that could reasonably be expected to result in or evidence, either in any case or in the aggregate, a Material Adverse Effect.

5.5 Title to Properties; Liens; Intellectual Property.

A. Title to Properties; Liens. The Credit Parties have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective material properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7. Except for Permitted Liens, all such properties and assets are free and clear of Liens.

B. Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect, Borrower and its Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their business. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Borrower know of any valid basis for any such claim, except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, the use of such Intellectual Property by any or all of Borrower and its Subsidiaries does not infringe on the rights of any Person. Except as could not reasonably be expected to have a Material Adverse Effect, all federal and state and all foreign registrations of and applications for Intellectual Property, and all unregistered Intellectual Property, that are owned or licensed by any or all of Borrower and its Subsidiaries on the Closing Date are described on Schedule 5.5B annexed hereto.

5.6 Litigation; Compliance with Laws.

There are no Proceedings (whether or not purportedly on behalf of any Credit Party) at law or in equity or before or by any court or other Governmental Authority, including the FCC, that are pending or, to the knowledge of any Credit Party, threatened against or affecting any Credit Party or any property of any Credit Party that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No Credit Party is (i) in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or Governmental Authority, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7 Payment of Taxes.

Except to the extent permitted by subsection 6.3, all tax returns and reports of each Credit Party required to be filed by any of them have been timely filed, and all material taxes, assessments, fees and other governmental charges shown thereon to be due and owing by any such Credit Party and upon its properties, assets, income, businesses and franchises which are due and payable have been paid. No Credit Party knows of any proposed tax assessment against any Credit Party or any of its Subsidiaries which is not being actively contested by such Credit Party or Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.8 Governmental Regulation.

No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation that may limit its ability to incur or repay Indebtedness.

5.9 Securities Activities.

A. No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

B. Following application of the proceeds of each Loan, not more than twenty-five percent (25%) of the value of the assets (either of a Credit Party alone or of a Credit Party together with its

Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Borrower and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 7.2, will be Margin Stock.

5.10 Employee Benefit Plans.

A. Each Credit Party is in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed in all material respects all their obligations under each Employee Benefit Plan in each case where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.

B. No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to result in a Material Adverse Effect or Event of Default.

C. Except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees of any Credit Party or any of its ERISA Affiliates.

D. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed One Hundred Thousand Dollars ($100,000).

5.11 Certain Fees.

No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby.

5.12 Environmental Protection.

Except as set forth in Schedule 5.12 annexed hereto:

(i) the operations of each Credit Party (including all operations and conditions at or in the Facilities) comply with all Environmental Laws except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect;

(ii) except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, each Credit Party has obtained all Governmental Authorizations under Environmental Laws necessary to its operations, and all such Governmental Authorizations are in good standing, and each Credit Party is in material compliance with all material terms and conditions of such Governmental Authorizations;

(iii) except as could not reasonably be expected to have a Material Adverse Effect, no Credit Party has received (a) any written notice or claim to the effect that it is or may be liable to any Person as a result of or in connection with any Hazardous Materials or (b) any letter or written request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state laws, and, to the best of each Credit Party’s knowledge, none of the operations of any Credit Party is the subject of any federal or state investigation relating to or in connection with any Hazardous Materials at any Facility or at any other location;

(iv) none of the operations of any Credit Party is subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws which if adversely determined could reasonably be expected to have a Material Adverse Effect;

(v) no Credit Party nor any of its Facilities or operations are subject to any outstanding written order or agreement with any Governmental Authority or private party relating to any Environmental Laws or any Environmental Claims, that could reasonably be expected to have a Material Adverse Effect;

(vi) no Credit Party, to its best knowledge, has any contingent liability in connection with any Release of any Hazardous Materials by such Credit Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect;

(vii) no Credit Party nor, to the best knowledge of each Credit Party, any predecessor of such Credit Party or its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment or Release of Hazardous Materials at any Facility, and none of any Credit Party’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, in each case, that could reasonably be expected to have a Material Adverse Effect;

(viii) no Hazardous Materials exist on, under or about any Facility in a manner that has a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect, and no Credit Party has filed any notice or report of a Release of any Hazardous Materials that has a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect;

(ix) no Credit Party and, to the best knowledge of each Credit Party, none of its predecessors has disposed of any Hazardous Materials in a manner that has a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect; and

(x) no underground storage tanks or surface impoundments are on or at any Facility which have a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect.

5.13 Employee Matters.

There is no strike or work stoppage in existence or threatened involving any Credit Party that could reasonably be expected to have a Material Adverse Effect.

5.14 Solvency.

Each Credit Party is and, upon the incurrence of any Obligations by such Credit Party on any date on which this representation is made, will be, Solvent.

5.15 Insurance.

Each Credit Party maintains, with, to its knowledge, financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar business of such types and in such amounts as are customarily carried under similar circumstances by such other corporations.

5.16 Disclosure.

No representation or warranty of any Obligor contained in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of such Obligor or its Subsidiaries for use in connection with the transactions contemplated by this Agreement or any other Loan Document contains any untrue statement of a material fact or omits to state a material fact (known to such Obligor, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by each Obligor to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

Section 6. BORROWER’S AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Borrower shall perform, and shall cause each other Credit Party to perform, all covenants in this Section 6.

6.1 Financial Statements and Other Reports.

Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Borrower will deliver to Administrative Agent for distribution to Lenders, and Administrative Agent will deliver to each Lender promptly upon receipt:

(i) Quarterly Financials: as soon as available and in any event within sixty (60) days after the end of each Fiscal Quarter, (a) the Form 10-Q filed by Holdings with the Securities and Exchange Commission for such Fiscal Quarter and (b) a consolidated cash flow statement of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter (including combining cash flow information for each market) setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

(ii) Year-End Financials: as soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, (a) the Form 10-K filed by Holdings with the Securities and Exchange Commission for such Fiscal Year, (b) a consolidated statement of cash flow of Borrower and its Subsidiaries for such Fiscal Year (including combining cash flow information for each market), all in reasonable detail and certified by the chief financial officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated and (c) in the case of such consolidated financial statements, a report thereon of KPMG Peat Marwick or other independent certified public accountants of recognized national standing selected by Borrower and satisfactory to Administrative Agent, which report shall be unqualified as to scope of audit, shall express no doubts about the ability of Borrower and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(iii) Compliance Certificates: together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to subdivisions (i) and (ii) above, beginning with the fiscal period ending March 31, 2004, a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7, and (a) in the case of financial information delivered pursuant to subdivision (i) above for any Fiscal Quarter, a reconciliation of that portion of the Consolidated Operating Cash Flow contained in such Compliance Certificate that is attributable to such Fiscal Quarter with such financial information so delivered, and (b) in the case of financial information delivered pursuant to subdivision (ii) above for any Fiscal Year, a reconciliation of the Consolidated Operating Cash Flow contained in such Compliance Certificate with such financial information so delivered;

(iv) Reconciliation Statements: (A) if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to subdivisions (i) and (ii) above will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (i) and (ii) above following such change, consolidated financial statements of Borrower and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (i) and (ii) above following such change, a written statement of the chief financial officer of Borrower setting forth the differences which would have resulted if such financial statements had been prepared without giving effect to such change; and (B) if the audited consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to subdivision(ii) above for any Fiscal Year revise, restate, or otherwise demonstrate that, any information contained in any Compliance Certificate delivered pursuant to subdivision (iii) above for any Fiscal Quarter ending during such Fiscal Year is incorrect, a written statement of the chief financial officer of Borrower setting forth the changes to such Compliance Certificate which would have resulted if such Compliance Certificate had been prepared based solely on the audited consolidated financial statements of Borrower and its Subsidiaries for such accounting period;

(v) SEC & FCC Filings and Press Releases: promptly upon their becoming available, copies of (a) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by any Obligor with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, including the filing of any Form 10-K or Form 10-Q by Holdings, (b) if requested by any Lender, copies of all material information and documents required to be filed by any Obligor, or filed against the Obligor, with the FCC, and in any event (irrespective of any request of any Lender) all information and documents required to be filed by any Obligor, or filed against the Obligor, with the FCC to the extent that such information or any event related thereto could reasonably be expected to result in a Material Adverse Effect and (c) all material press releases and other statements made available generally by any Obligor to the public concerning material developments in the business of any Obligor;

(vi) Events of Default, etc.: promptly upon any senior officer of any Credit Party obtaining knowledge of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice to any Credit Party with respect to a claimed Event of Default or Potential Event of Default, an Officer’s Certificate specifying the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action such Credit Party has taken, is taking and proposes to take with respect thereto;

(vii) Litigation or Other Proceedings: promptly upon any senior officer of any Credit Party obtaining knowledge of (a) the institution of any Proceeding against or affecting any Credit Party or any property of any Credit Party not previously disclosed in writing by the Credit Parties to Lenders or (b) any material development in any Proceeding that, in any case:

(1) has a reasonable possibility of giving rise to a Material Adverse Effect; or

(2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other non-privileged information as may be reasonably available to the Credit Parties to enable Lenders to evaluate such matters;

(viii) ERISA Events: promptly upon becoming aware of the occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Credit Parties or any of their ERISA Affiliates have taken, are taking or propose to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(ix) ERISA Notices: with reasonable promptness, copies of (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (b) all notices received by any Credit Party or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(x) Financial Plans: as soon as practicable and in any event no later than thirty (30) days after the end of any Fiscal Year, a consolidated plan and financial forecast for the next Fiscal Year (the “Financial Plan” for such Fiscal Year), including (a) forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for such Fiscal Year (including combining income and cash flow information by market), together with an explanation of the assumptions on which such forecasts are based and (b) forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for each quarter of such Fiscal Year (including combining income and cash flow information for each market);

(xi) Environmental Audits and Reports: to the extent received by Borrower or any of its Subsidiaries and as soon as practicable following receipt thereof, copies of all environmental audits and reports, whether prepared by personnel of Borrower or any of its Subsidiaries or by independent consultants, with respect to significant environmental matters at any Facility or which relate to an Environmental Claim which could result in a Material Adverse Effect; and

(xii) Other Information: with reasonable promptness, such other information and data with respect to any Obligor or any of its Subsidiaries as from time to time may be reasonably requested by any Lender. Without limiting the foregoing, in the event Holdings owns an interest in any Subsidiary other than a Credit Party, or engages in any business other than ownership of the Credit Parties and the businesses that Holdings was engaged in as of the Closing Date (and activities incidental thereto); then in addition to the financial information required by subsections 6.1(i) and (ii) above, Borrower shall deliver such financial information as any Lender may reasonably request to supplement the Form 10-Qs and Form 10-Ks, delivered by Holdings to fairly present the information contained therein as it pertains solely to the Credit Parties.

6.2 Existence, etc.

Except as permitted under subsection 7.7 or where the failure to do so could not reasonably be expected to have a Material Adverse Effect, each Credit Party will, and will cause each of its Subsidiaries to, at all times (a) preserve and keep in full force and effect its legal existence and all of its rights and franchises and (b) comply with all terms and provisions of all franchises and licenses, including FCC Licenses, and shall suffer no loss or forfeiture thereof or thereunder.

6.3 Payment of Taxes and Claims; Tax Consolidation.

A. Each Credit Party will, and will cause each of its Subsidiaries to, pay all material taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that (i) such taxes and charges not in excess of Five Million Dollars ($5,000,000) in the aggregate need not be paid until ten (10) Business Days after the date due and (ii) no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

B. No Credit Party will file or consent to the filing of any combined income tax return with any Person (other than the other Credit Parties and Holdings).

6.4 Maintenance of Properties; Insurance.

Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of such Credit Party and its Subsidiaries and from time to time will make or cause to be made appropriate repairs, renewals and replacements thereof unless the applicable Credit Party determines in good faith that the maintenance of such property is not necessary for the conduct of its business. Each Credit Party will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and businesses of its Subsidiaries against loss or damage of the kinds customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses. Each such policy of insurance shall name Administrative Agent as the loss payee and/or additional insured thereunder, for the ratable benefit of Lenders, and shall provide for at least thirty (30) days’ prior written notice to Administrative Agent of any material modification or cancellation of such policy.

6.5 Inspection; Lender Meeting.

Subject to subsection 10.19, each Credit Party shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent or any Lender to visit and inspect any of the properties of such Credit Party or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss their affairs, finances and accounts with its and their officers and independent public accountants (provided that such Credit Party may, if it so chooses, be present at or participate in any such discussion), all without material disruption to the business of any Credit Party and upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested. Without in any way limiting the foregoing, each Credit Party will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at such Credit Party’s corporate offices (or such other location as may be agreed to by such Credit Party and Administrative Agent) at such time as may be agreed to by such Credit Party and Administrative Agent.

6.6 Compliance with Laws; Maintenance of FCC Licenses.

Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including the Communications Act), noncompliance with which could reasonably be expected to cause a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, each Credit Party shall obtain and maintain, and cause each of its Subsidiaries to obtain and maintain in full force and effect, all licenses, permits, franchises or Governmental Authorizations and approvals (including all FCC Licenses) necessary to own, acquire or dispose (as applicable) of their respective properties, to conduct their respective business or to comply with construction, operating and reporting requirements of the FCC or any other Governmental Authority.

6.7 Environmental Disclosure and Inspection.

A. Each Credit Party shall, and shall cause each of its Subsidiaries to, exercise all reasonable due diligence in order to comply with all Environmental Laws in each case where the failure to do so could reasonably be expected to result in a Material Adverse Effect.

B. Each Credit Party agrees that Administrative Agent may, after the occurrence and during the continuation of an Event of Default or Potential Event of Default, from time to time and in its reasonable discretion, retain an independent professional consultant to review any report relating to Hazardous Materials prepared by or for such Credit Party and to conduct its own investigation of any Facility currently owned, leased, operated or used by such Credit Party or any of its Subsidiaries, and each Credit Party agrees to use its best efforts to obtain permission for Administrative Agent’s professional consultant to conduct its own investigation of any Facility previously owned, leased, operated or used by such Credit Party or any of its Subsidiaries. Each Credit Party agrees to pay all reasonable fees, costs and expenses incurred by Administrative Agent’s professional consultant hereunder. Each Credit Party hereby grants to Administrative Agent and its agents, employees, consultants and contractors the right to enter into or onto the Facilities currently owned, leased, operated or used by such Credit Party or any of its Subsidiaries to perform such tests on such property as are reasonably necessary to conduct such a review and/or investigation. Any such investigation of any Facility shall be conducted, unless otherwise agreed to by such Credit Party and Administrative Agent, upon reasonable advance notice and during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at any such Facility or to cause any damage or loss to any property at such Facility. Each Credit Party and Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of Administrative Agent pursuant to this subsection 6.7B will be obtained and shall be used by Administrative Agent and Lenders for the purposes of Lenders’ internal credit decisions, to monitor and police the Loans and to protect Lenders’ security interests, if any, created by the Loan Documents. Administrative Agent agrees to deliver a copy of any such report to such Credit Party with the understanding that such Credit Party acknowledges and agrees that (i) it will indemnify and hold harmless Administrative Agent and each Lender from any costs, losses or liabilities relating to such Credit Party’s use of or reliance on such report, (ii) neither Administrative Agent nor any Lender makes any representation or warranty with respect to such report, and (iii) by delivering such report to such Credit Party, neither Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

C. Each Credit Party shall, at its own expense, provide copies of such non-privileged documents or information in such Credit Party’s possession or obtainable at a reasonable cost as Administrative Agent may reasonably request in relation to any matters disclosed pursuant to this subsection 6.7.

6.8 Borrower’s Remedial Action Regarding Hazardous Materials.

Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any Facility in order to comply with all applicable Environmental Laws and Governmental Authorizations, except when, and only to the extent that, such Credit Party’s liability for such presence, storage, use, disposal, transportation or discharge of any Hazardous Materials is being contested in good faith by such Credit Party or could not have a Material Adverse Effect.

6.9 Interest Rate Protection.

If for any two (2) consecutive Fiscal Quarters the Consolidated Total Debt Ratio is greater than or equal to 5.00:1.00, Borrower shall maintain one or more Interest Rate Agreements with respect to the Loans, or, to the extent necessary, obtain one or more such Interest Rate Agreements within ninety (90) days after the end of such period, in an aggregate notional principal amount at any time of not less than an amount equal to 50% of the then outstanding principal balance of the Loans, which Interest Rate Agreements shall have the effect of establishing a maximum interest rate satisfactory to Administrative Agent with respect to such notional principal amount, each such Interest Rate Agreement to be in form and substance reasonably satisfactory to Administrative Agent and with a term of not less than two (2) years.

Section 7. BORROWER’S NEGATIVE COVENANTS

Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Borrower shall perform, and shall cause each other Credit Party to perform, all covenants in this Section 7.

7.1 Indebtedness.

The Obligors shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i) The Credit Parties may become and remain liable with respect to the Obligations and may remain liable with respect to the Indebtedness existing as of the Closing Date as set forth in Schedule 7.1 annexed hereto (but not any refinancing or renewal of any such Indebtedness described in Schedule 7.1);

(ii) Borrower and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

(iii) Borrower and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases and/or secured purchase money Indebtedness in a combined aggregate amount not to exceed Three Million Dollars ($3,000,000) at any time; provided that with respect to any purchase money Indebtedness, such Indebtedness shall be secured only by the assets purchased with the proceeds thereof (and proceeds thereof) and at least 80% of the purchase price of such assets was provided by the proceeds of such purchase money Indebtedness;

(iv) The Subsidiaries of Borrower may become and remain liable with respect to Indebtedness to Borrower or another Subsidiary and Borrower may become and remain liable with respect to Indebtedness to a Subsidiary of Borrower; provided that all such intercompany Indebtedness shall be subordinated in right of payment to the cash payment in full of the Obligations and any payment by any Subsidiary of Borrower under the Subsidiary Guaranty shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to Borrower;

(v) Borrower and its Subsidiaries may become and remain liable in respect of accounts payable, accrued expenses and other deferred expenses constituting Indebtedness not in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) outstanding at any time;

(vi) Borrower may become and remain liable with respect to unsecured Subordinated Indebtedness in an aggregate principal amount not to exceed One Hundred Fifty Million Dollars ($150,000,000);

(vii) Borrower and its Subsidiaries may become and remain liable with respect to other unsecured Indebtedness in an aggregate principal amount not to exceed Ten Million Dollars ($10,000,000);

(viii) Holdings and NewHoldco may become and remain liable with respect to Permitted Equity Financings; and

(ix) Holdings and NewHoldco may become and remain liable with respect to any Holdings Advance permitted by subsection 7.5.

7.2 Liens and Related Matters.

A. Prohibition on Liens. The Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Credit Party or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except for the following:

(i) Permitted Encumbrances;

(ii) Liens granted pursuant to the Security Documents;

(iii) purchase money Liens securing purchase money Indebtedness permitted pursuant to subsection 7.1(iii); provided that (a) the purchase of the asset subject to such Lien is permitted under the terms of subsection 7.7 and (b) such Liens encumber only the asset so purchased (and proceeds thereof);

(iv) Liens securing Capital Leases permitted under subsections 7.1(iii) and 7.8; and

(v) Liens securing Indebtedness, not otherwise covered under subclauses (i) through (iv) above, not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate.

B. Equitable Lien in Favor of Lenders. If any Credit Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any Lien other than a Permitted Lien.

C. No Further Negative Pledges. Except with respect to specific property encumbered to secure payment of particular Indebtedness not prohibited by this Agreement or to be sold pursuant to an executed agreement with respect to an Asset Sale, neither any Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired other than leases or licenses of specified property which prohibit Liens on such property.

D. No Restrictions on Subsidiary Distributions to Credit Parties or Other Subsidiaries. Except as provided herein, the Credit Parties will not, and will not permit any of their respective Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s capital stock owned by such Credit Party or any other Subsidiary of such Credit Party, (ii) repay or prepay any Indebtedness owed by such Subsidiary to such Credit Party or any other Subsidiary of such Credit Party, (iii) make loans or advances to such Credit Party or any other Subsidiary of such Credit Party, or (iv) transfer any of its property or assets to such Credit Party or any other Subsidiary of such Credit Party.

7.3 Investments; Joint Ventures.

The Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(i) The Credit Parties and their respective Subsidiaries may make and own Investments in Cash and Cash Equivalents;

(ii) The Credit Parties and their respective Subsidiaries may continue to own the Investments owned by them as of the Closing Date in any of their respective Subsidiaries;

(iii) The Credit Parties and their respective Subsidiaries may make intercompany loans to the extent permitted under subsection 7.1(iv);

(iv) The Credit Parties and their respective Subsidiaries may make Consolidated Capital Expenditures not prohibited hereunder;

(v) The Credit Parties and their respective Subsidiaries may make Investments consisting of surety bonds, escrow arrangements, security deposits and like transactions incurred either (a) in the ordinary course of business or (b) in connection with a Permitted Acquisition;

(vi) Investments in newly formed Subsidiaries; provided that such Subsidiaries become parties to the Subsidiary Guaranty and the other Loan Documents to the same extent as the other Subsidiaries of Borrower;

(vii) Investments existing as of the Closing Date as set forth in Schedule 7.3;

(viii) So long as no Event of Default or Potential Event of Default shall have occurred and be continuing, or would result therefrom, Borrower and its Subsidiaries may make other Investments; provided that (a) any Cash consideration paid or advanced to make any such Investment, together with all Cash consideration paid or advanced to make all such Investments made pursuant to this clause (viii), shall not exceed Ten Million Dollars ($10,000,000) in the aggregate, and (b) the value of any non-Cash consideration paid or advanced to make any such Investment, together with the value of all non-Cash consideration paid or advanced to make all such Investments described under this clause (viii), shall not exceed Fifteen Million Dollars ($15,000,000) in the aggregate (it being understood that the value of any such non-Cash consideration shall be determined in good faith by Borrower at the time such consideration is paid or advanced to make the applicable Investment);

(ix) Investments in Joint Ventures in radio broadcast operations or other businesses reasonably related thereto in an aggregate amount not to exceed Five Million Dollars ($5,000,000); and

(x) Investments with respect to transactions permitted pursuant to subsection 7.7.

7.4 Contingent Obligations.

The Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(i) The Credit Parties and their respective Subsidiaries may become and remain liable with respect to Contingent Obligations incurred pursuant to the Loan Documents;

(ii) Borrower may become and remain liable with respect to Contingent Obligations under Interest Rate Agreements required under subsection 6.9 or entered into with respect to the Obligations;

(iii) Contingent Obligations with respect to transactions permitted pursuant to subsection 7.3 (viii) or subsection 7.7;

(iv) Borrower and its Subsidiaries may become and remain liable with respect to performance bonds or deposits or other surety arrangements supporting insurance obligations or other commitments or undertakings arising in the ordinary course of business consistent with past practice;

(v) Contingent Obligations existing as of the Closing Date as set forth in Schedule 7.4 annexed hereto; and

(vi) Contingent Obligations consisting of any Credit Party (other than a License Sub) guaranteeing (or otherwise supporting) the obligations of another Credit Party which are permitted hereunder.

7.5 Restricted Junior Payments.

The Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that (i) Borrower may make distributions to Holdings or NewHoldco for tax obligations incurred by Holdings or NewHoldco as a result of the capital structure of Holdings, NewHoldco and the Credit Parties or the operations or business of the Borrower and its Subsidiaries including the pass-through of income to Holdings or NewHoldco from the Credit Parties or as a result of the disposition by Holdings or NewHoldco of any interest in a Credit Party (including capital gains taxes); (ii) as long as no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom: (a) Borrower may make Cash advances (any such advance by Borrower or direct payment by Borrower or any of its Subsidiaries in lieu of making such advance, being a “Holdings Advance”) to Holdings or NewHoldco in an amount sufficient to enable Holdings to pay reasonable and customary fees, costs and expenses incurred by Holdings (and not payable to Affiliates of Holdings) in connection with the public issuance of Securities of Holdings (provided that each such Holdings Advance is evidenced by a promissory note (which may consist of one master note that covers all Holding Advances from time to time) payable on demand by Borrower) and (b) on or after the applicable Permitted Dividend Date, Borrower may pay dividends to Holdings or NewHoldco to permit Holdings or NewHoldco to pay interest, dividends or other coupon in respect of Permitted Equity Financings in an aggregate amount not to exceed the corresponding amount of interest, dividends or other coupon then due and payable in accordance with the terms (without giving effect to any default, optional condition or other contingency) of such Permitted Equity Financings; and (iii) as long as no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom and the Consolidated Total Debt Ratio at such time and immediately prior to and after (on a pro forma basis giving effect to the repurchase) is less than 5.00:1.00 (and Borrower shall have delivered to Administrative Agent a Compliance Certificate to such effect): Borrower may make Cash advances to Holdings or NewHoldco in an amount sufficient to enable Holdings to repurchase and (except for holding the applicable repurchased public Securities as treasury stock) retire or otherwise terminate up to an aggregate of Twenty-Five Million Dollars ($25,000,000) of the public Securities of Holdings during the term of this Agreement.

7.6 Financial Covenants.

A. Minimum Interest Coverage Ratio. Borrower shall not permit the ratio of (i) Consolidated Operating Cash Flow to (ii) Consolidated Cash Interest Expense for any four consecutive Fiscal Quarter period ending as of the last day of any Fiscal Quarter of Borrower to be less than 2:00:1:00.

B. Minimum Fixed Charge Coverage Ratio. Borrower shall not permit the ratio of (i) Consolidated Operating Cash Flow to (ii) Consolidated Fixed Charges for any four consecutive Fiscal Quarter period ending as of the last day of any Fiscal Quarter of Borrower to be less than 1.10:1.00.

C. Maximum Consolidated Total Debt Ratio. Borrower shall not permit the ratio of (i) Consolidated Total Debt as of the last day of any Fiscal Quarter to (ii) Consolidated Operating Cash Flow for the four consecutive Fiscal Quarter period ending as of the last day of such Fiscal Quarter during any of the periods set forth below to exceed the correlative ratio indicated:

Periods	Maximum Consolidated Total Debt Ratio
Closing Date – March 31, 2005	6.25:1.00
April 1, 2005 – December 31, 2005	6.00:1.00
January 1, 2006 – June 30, 2006	5.75:1.00
July 1, 2006 – December 31, 2006	5.50:1.00
January 1, 2007 – June 30, 2007	5.25:1.00
July 1, 2007 – December 31, 2007	5.00:1.00
January 1, 2008 and thereafter	4.50:1.00

7.7 Restriction on Fundamental Changes; Asset Sales and Acquisitions.

The Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, sub-lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of their business, property or fixed assets, whether now owned or hereafter acquired (other than sales and other dispositions, including the sale, transfer, replacement or other disposition of equipment and inventory, in each case, in the ordinary course of business), or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person or enter into any Marketing Agreement except:

(i) (a) Borrower and any Subsidiary of Borrower may be merged or consolidated with or into, or may convey, lease or otherwise dispose of or acquire assets to Borrower (provided that Borrower shall be the continuing or surviving entity) or with or into or to any one or more Subsidiaries of Borrower and, (b) any Subsidiary of Borrower may liquidate or dissolve as long as in connection therewith all of its assets are transferred to Borrower or any Subsidiary of Borrower; provided that a License Sub that is holding any FCC Licenses may only be merged with or liquidated or dissolved into, another License Sub; provided further, that none of the foregoing transactions shall result in any diminution in ownership by Borrower (on a consolidated basis) of any of the assets affected thereby;

(ii) Borrower and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

(iii) Borrower and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales;

(iv) So long as no Event of Default or Potential Event of Default shall have occurred and be continuing, or would result therefrom, Borrower and its Subsidiaries may consummate acquisitions of radio broadcasting stations in the United States (each, a “Permitted Acquisition”) and may enter into Marketing Agreements for radio broadcasting stations in the United States upon satisfaction of the following conditions (as applicable):

(a) in the case of a Permitted Acquisition:

(1) each of the conditions set forth in subsection 4.2 shall have been satisfied to the extent applicable; and

(2) prior to any such Permitted Acquisition, Borrower shall have demonstrated, to Administrative Agent’s reasonable satisfaction, pro forma compliance with each of the covenants set forth in subsection 7.6 after giving effect to such Permitted Acquisition and throughout the remaining term of this Agreement and shall provide projections to Administrative Agent evidencing such compliance, all of the foregoing to be reasonably satisfactory in form and substance to Administrative Agent; provided, however, that if on the date of such Permitted Acquisition the aggregate fair market value of all the Acquired Stations in such Permitted Acquisition is less than Twenty Million Dollars ($20,000,000), Borrower shall only be required to deliver an Officer’s Certificate of Borrower confirming that the representations and warranties in Section 5 continue to be true, correct and complete in all material respects as of the Permitted Acquisition Closing Date and providing a representation and warranty that Borrower’s commercially reasonable projections demonstrate that Borrower shall be in pro forma compliance with each of the covenants set forth in subsection 7.6 after giving effect to such Permitted Acquisition and throughout the term of this Agreement.

(b) in the case of an Marketing Agreement:

(1) if such Marketing Agreement is not of a station subject to a pending Permitted Acquisition, such Marketing Agreement together with any other Marketing Agreements of stations not subject to pending Permitted Acquisitions in effect at such time shall not contribute (or be projected to contribute) more than 10% of Consolidated Operating Cash Flow for any four consecutive Fiscal Quarter Period; and

(2) Borrower shall have delivered to Administrative Agent an Officer’s Certificate dated as of the date Borrower or its Subsidiaries enter into such Marketing Agreement and calculated to give effect to any related transactions, demonstrating compliance with the conditions set forth in this subsection 7.7(iv) and the covenants set forth in this Agreement after giving effect to such Marketing Agreement;

(v) Borrower and its Subsidiaries may make Asset Sales of assets having an aggregate, cumulative fair market value not to exceed Ten Million Dollars ($10,000,000) since the Closing Date; provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof and (b) the sole consideration received shall be Cash or Cash and Permitted Sale Notes;

(vi) Borrower and its Subsidiaries may make other Asset Sales; provided that either (I) each of the following conditions is satisfied: (a) the assets subject to such Asset Sales, in the aggregate together with all other assets sold pursuant to Asset Sales of the Borrower and its Subsidiaries since the Closing Date did not generate more than 10% of Consolidated Operating Cash Flow taken as a single accounting period (calculated on a cumulative basis since the Closing Date) and excluding for such purpose Borrower’s corporate overhead to the extent deducted in determining net income, (b) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof and (c) the sole consideration received shall be Cash or Cash and Permitted Sale Notes or (II) Requisite Lenders approve of such Asset Sale;

(vii) Borrower and its Subsidiaries may acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person to the extent such acquisition constitutes an Investment otherwise permitted under subsection 7.3(ix); and

(viii) As long as no Event of Default or Potential Event of Default has occurred and is continuing, the Credit Parties may sell or otherwise transfer Tower Sites to BFT; provided that (a) the consideration for such sale or transfer shall consist of a promissory note or notes in an aggregate principal amount of not less than the greater of (x) the fair market value of such Tower Sites or (y) the depreciated acquisition costs to the applicable Credit Party for such Tower Site, which shall have a final maturity of not more than 20 years from the date of issuance thereof, shall provide for monthly cash interest at a per annum rate of not less than 6.0%, and shall provide for monthly repayments of principal such that the amount of each monthly installment of principal and interest through and including the last such installment shall be equal to each other such installment; (b) those Credit Parties which are transferors of such Tower Sites shall, substantially concurrently with such sale or transfer, enter into lease contracts with BFT for such Tower Sites, which contracts shall be in form and substance reasonably satisfactory to Administrative Agent; (c) in any event, in any month following such transfer the aggregate of all lease payments for such Tower Sites made in such month by such Credit Party shall not exceed the amount of the installment of principal and interest paid during such month in cash to such Credit Party pursuant to the promissory note or notes referred to in the preceding clause (a); and (d) such Tower Sites and the leases in respect thereof shall be subject to the terms and conditions of the BFT Consent Letter (all of the foregoing transfers and related transactions being a “Permitted Tower Transfer”).

7.8 Sales and Lease-Backs.

The Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which Credit Parties or any of their respective Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than the Credit Parties or any of their respective Subsidiaries) other than the Transferred Tower Sites or (ii) which Credit Parties or any of the respective Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Credit Parties or any of their respective Subsidiaries to any Person (other than the Credit Parties or any of their respective Subsidiaries) in connection with such lease; provided that the foregoing restrictions shall not apply to Permitted Tower Transfers.

7.9 Sale or Discount of Receivables.

The Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of their notes or accounts receivable other than (i) in the ordinary course of business and (ii) the settlement, compromise or discounting of any notes or accounts in connection with the collection thereof (or the classification thereof as uncollectible) in a manner consistent with customary accounting practice.

7.10 Transactions with Shareholders and Affiliates.

The Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of any class of equity Securities of any Credit Party or with any Affiliates of any Credit Party or of any such holder, on terms that are less favorable to such Credit Party or such Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restrictions shall not apply to (i) any transactions between or among the Borrower and any of its wholly owned Subsidiaries or between or among any such Subsidiary and any of the other wholly owned Subsidiaries of Borrower, (ii) Permitted Tower Transfers, (iii) reasonable and customary fees paid to members of the Board of Directors of the Credit Parties and their respective Subsidiaries, and (iv) any transactions between or among the Credit Parties and Holdings that are expressly permitted under the terms and provisions of this Agreement.

7.11 Conduct of Business.

From and after the Closing Date, no Credit Party will engage in any business other than (i) the business engaged in by any Credit Party on the Closing Date, and similar or related businesses and reasonable extensions thereof, and (ii) such other lines of business as may be consented to by Administrative Agent and Requisite Lenders; provided that, notwithstanding anything to the contrary in this Agreement, no License Sub shall engage in any business or incur any liabilities other than the ownership of its respective FCC Licenses and the execution, delivery and performance of the Loan Documents to which it is a party and activities incidental to the foregoing. Anything to the contrary in this subsection 7.11 notwithstanding, Borrower and its Subsidiaries may engage, pursuant to Investments permitted under subsection 7.3(ix), in the business conducted by the businesses or Persons acquired through such Investments.

7.12 Amendments or Waivers of Subordinated Debt Documents and Charter Documents.

A. Amendments of Subordinated Debt Documents. No Credit Party shall amend or otherwise change the terms of any Subordinated Debt Documents, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on any Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate or make less restrictive or less burdensome any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof in such a manner that makes such provisions more burdensome or restrictive on any Credit Party, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of any Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Credit Party, Administrative Agent or Lenders, without the prior written consent of Requisite Lenders.

B. Amendments of Permitted Equity Financing Documents. No Obligor shall amend or otherwise change the terms of any Permitted Equity Financing Documents, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on any Permitted Equity Financing, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate or make less restrictive or less burdensome any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof in such a manner that makes such provisions more burdensome or restrictive on any Credit Party, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of any Permitted Equity Financing (or a trustee or other representative on their behalf) which would be adverse to any Credit Party, Administrative Agent or Lenders, without the prior written consent of Administrative Agent. Without limiting the foregoing, no Obligor shall amend or otherwise change the terms of any Permitted Equity Financing Documents if the effect of such amendment or change is to change (to an earlier date) the maturity date of the unsecured subordinated Indebtedness and/or preferred equity issued pursuant to such Permitted Equity Financing to a date that is prior to the scheduled maturity date of the Term Loans or any Revolving Loan without the consent of the Requisite Lenders.

C. Charter Documents. Neither NewHoldco nor any Credit Party will agree to any material amendment to, or waive any of its material rights under, its certificates or articles of incorporation, bylaws or other documents relating to its capital stock (other than amendments or waivers which individually, or together with all other amendments, waivers or changes made, would not be adverse to, Administrative Agent or Lenders) without, in each case, obtaining the written consent of Administrative Agent or Requisite Lenders to such amendment or waiver.

7.13 Fiscal Year.

No Credit Party shall change its Fiscal Year-end from December 31 without the consent of Requisite Lenders.

Section 8. EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

8.1 Failure to Make Payments When Due.

Failure by Borrower to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Borrower to pay interest on any Loan within one (1) Business Day after the date due; failure by Borrower to pay when due any amount payable to the Issuing Lender in reimbursement of any drawing under a Letter of Credit within three (3) Business Days after the date due; or failure by Borrower to pay any fee or any other amount due under this Agreement within five (5) Business Days after the date due; or

8.2 Default in Other Agreements.

(i) Failure of any Credit Party to pay when due (including any applicable grace period) (a) any principal of or interest on any Indebtedness (other than Indebtedness referred to in subsection 8.1) in an individual principal amount of Five Million Dollars ($5,000,000) or more or any items of Indebtedness with an aggregate principal amount of Five Million Dollars ($5,000,000) or more or (b) any Contingent Obligation in an individual principal amount of Five Million Dollars ($5,000,000) or more or any Contingent Obligations with an aggregate principal amount of Five Million Dollars ($5,000,000) or more, in each case beyond the end of any grace period provided therefor; or (ii) breach or default by Borrower or any of its Subsidiaries with respect to any other material term of (a) any evidence of any Indebtedness in an individual principal amount of Five Million Dollars ($5,000,000) or more or any items of Indebtedness with an aggregate principal amount of Five Million Dollars ($5,000,000) or more or any Contingent Obligation in an individual principal amount of Five Million Dollars ($5,000,000) or more or any Contingent Obligations with an aggregate principal amount of Five Million Dollars ($5,000,000) or more or (b) any loan agreement, mortgage, indenture or other agreement relating to such other Indebtedness or Contingent Obligation(s) with an aggregate principal amount of Five Million Dollars ($5,000,000), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, or such Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

8.3 Breach of Certain Covenants.

Failure of any Credit Party to perform or comply with any term or condition contained in subsection 2.5, 6.2 or Section 7 of this Agreement; or

8.4 Breach of Warranty.

Any representation, warranty, certification or other statement made by any Obligor or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by such Obligor or any of its respective Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5 Other Defaults Under Loan Documents.

Any Obligor shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an officer of Borrower shall have obtained knowledge of such default or (ii) receipt by Borrower of notice from Administrative Agent or Requisite Lenders of such default; or

8.6 Involuntary Bankruptcy; Appointment of Receiver, etc.

(i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Obligor in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Obligor under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over such Obligor, or over all or a substantial part of their property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of such Obligor for all or a substantial part of their property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of such Obligor, and any such event described in this clause (ii) shall continue for sixty (60) days unless dismissed, bonded or discharged; or

8.7 Voluntary Bankruptcy; Appointment of Receiver, etc.

(i) Any Obligor shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Obligor shall make any assignment for the benefit of creditors; or (ii) any Obligor shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of any Obligor (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8 Judgments and Attachments.

Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of Five Million Dollars ($5,000,000) or (ii) in the aggregate at any time an amount in excess of Five Million Dollars ($5,000,000) (in either case not adequately covered by insurance) shall be entered or filed against Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

8.9 Dissolution.

Any order, judgment or decree shall be entered against any Obligor decreeing the dissolution or split up of such Obligor or such Subsidiary and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

8.10 Employee Benefit Plans.

There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Borrower or any of its respective ERISA Affiliates in excess of Five Million Dollars ($5,000,000) during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds Five Million Dollars ($5,000,000); or

8.11 Failure of Security, Guaranty or Subordination.

(i) The BFT Consent Letter, Subsidiary Guaranty or any Security Document shall, at any time, cease to be in full force and effect (other than by reason of a release of any Obligor or Collateral in accordance with the terms thereof or the satisfaction in full of all Obligations) or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Obligor, or the Administrative Agent shall not have or cease to have a valid and perfected First Priority security interest in any material portion of the Collateral (subject to Permitted Liens) to the extent contemplated by the Security Documents, or (ii) any agreement evidencing or governing the subordination of the Subordinated Indebtedness of Five Million Dollars ($5,000,000) or more in the aggregate shall fail to remain in full force or effect or any Credit Party shall breach the subordination provisions of the Subordinated Indebtedness; or

8.12 FCC Licenses.

Any FCC License (other than auxiliary service licenses) relating to a Station that has accounted for (or has been projected to account for, in case of any newly acquired Stations) 10% or more of Consolidated Operating Cash Flow as of the most recently concluded (or projected, as the case maybe) four consecutive Fiscal Quarter period shall be canceled, terminated, modified in any material adverse respect, renewed on terms that materially and adversely affect the economic or commercial value thereof, or finally denied renewal for any reason; or

8.13 Business Interruption.

Borrower shall permit any of its on-the-air broadcasting operations to be, or any Station which contributes or Stations which in the aggregate contribute more than 10% of the Consolidated Operating Cash Flow as of the most recently concluded (or projected, as the case maybe) four consecutive Fiscal Quarter period shall permit any of its on-the-air broadcasting operations to be, interrupted for more than (i) any five (5) calendar days in any month or (ii) 72 consecutive hours, unless (i) the broadcasting operations of all or substantially all of the radio stations in the relevant market are also interrupted for a like period of time, or (ii) Borrower or its applicable Subsidiary or Subsidiaries shall be receiving during such period sufficient proceeds of business interruption insurance; provided, however, notwithstanding the provisions of this subclause (ii) to the contrary, an Event of Default shall be deemed to occur hereunder if the default described in this subsection 8.13 continues for a period of one hundred sixty-eight (168) hours during any period of ten (10) consecutive days; or

8.14 Change of Control.

There shall occur any Change of Control;

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans and (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit) (such amount to be held by Collateral Administrative Agent pursuant to cash collateral agreements in form and substance satisfactory to Administrative Agent), and (c) all other Obligations (other than Interest Rate Agreement Obligations) shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Borrower, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Revolving Lenders under subsection 3.3C(i).

Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the cash collateral agreements described in clause (b) above and shall be applied as therein provided.

Notwithstanding anything contained in the second preceding paragraph, if at any time within sixty (60) days after an acceleration of the Loans pursuant to such paragraph Borrower shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.6, then Requisite Lenders, by written notice to Borrower, may at their option rescind and annul such acceleration and its consequences (including the return to the applicable Credit Party of any unapplied cash collateral in accordance with the Security Documents); but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended to benefit Borrower and do not grant Borrower the right to require Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

Section 9. ADMINISTRATIVE AGENT

9.1 Appointment.

A. Appointment of Administrative Agent. Bank of Montreal, Chicago Branch, is hereby appointed Administrative Agent hereunder and under the other Loan Documents. Each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Administrative Agent and Lenders and neither any Obligor nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions thereof (other than with respect to the right to consent to a substitute Administrative Agent pursuant to subsection 9.5). In performing its functions and duties under this Agreement, Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Obligor or any of its Subsidiaries.

B. Appointment of Supplemental Collateral Agents. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

Should any instrument in writing from Borrower or any other Credit Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Borrower shall, or shall cause such Credit Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent. The powers of any Supplemental Collateral Agent shall not exceed those of the Administrative Agent hereunder.

9.2 Powers and Duties; General Immunity.

A. Powers; Duties Specified. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein. Anything in this Agreement or the other Loan Documents to the contrary notwithstanding, the titles of Co-Lead Arranger, Co-Documentation Agent, Sole Book Runner and Co-Managing Agent are awarded hereunder for deal credit purposes only and no such agent shall have any duties or obligations hereunder or under any of the other Loan Documents other than its duties and obligations as a Lender hereunder or thereunder.

B. No Responsibility for Certain Matters. Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of any Obligor to Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Obligor or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

C. Exculpatory Provisions. Neither Administrative Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent or such Person under or in connection with any of the Loan Documents except to the extent caused by their own gross negligence or willful misconduct. If Administrative Agent shall request instructions from Lenders with respect to any act or action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents, Administrative Agent shall be entitled to refrain from such act or taking such action unless and until Administrative Agent shall have received instructions from Requisite Lenders. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Obligors and their respective Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders. Administrative Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement or any of the other Loan Documents unless and until it has obtained the instructions of Requisite Lenders.

D. Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include such Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with any Obligor or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from any Obligor for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3 Representations and Warranties; No Responsibility For Appraisal of Creditworthiness.

Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of the Obligors and their respective Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Obligors and their respective Subsidiaries. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4 Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify the Administrative Agent and each syndication agent, co-lead arranger, co-documentation agent and sole book runner hereunder (the Administrative Agent and each such league table agent, each an “Agent” and, collectively, the “Agents”) and their officers, directors, employees, agents, attorneys, professional advisors and Affiliates, to the extent that any such Person shall not have been reimbursed by Borrower or another Obligor, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against any such Agent or any other such Persons in exercising the powers, rights and remedies of an agent or performing duties of an agent hereunder or under the other Loan Documents or otherwise in its capacity as an agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Agent resulting from such Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. If any indemnity furnished to an Agent or any other such Person for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5 Successor Administrative Agent.

Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and Borrower. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five (5) Business Days’ notice to, and with the prior written consent of, Borrower (which consent of Borrower shall not be unreasonably withheld or delayed and which consent, in any case, shall not be required at any time that an Event of Default has occurred and is continuing), to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as an Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under this Agreement.

9.6 Security Documents, Etc.

A. Security Documents. Each Lender hereby further authorizes Administrative Agent to enter into the Security Documents as secured party, and to accept the Subsidiary Guaranty, in each case on behalf of and for the benefit of Lenders and agrees to be bound by the terms of the Security Documents and the Subsidiary Guaranty; provided that Administrative Agent shall not enter into or consent to any material amendment, modification, termination or waiver of any provision contained in the Security Documents or the Subsidiary Guaranty without the prior consent of Requisite Lenders (or such greater number of Lenders as might be required under subsection 10.6); provided further, that anything in this Agreement or the other Loan Documents to the contrary notwithstanding:

(i) Administrative Agent is authorized on behalf of all Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Security Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Security Documents.

(ii) The Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by Administrative Agent upon any Collateral (a) upon termination of the Commitments and payment in full of the Loans and all other Obligations payable under this Agreement and under any other Loan Document; (b) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder or under the Security Documents; (c) constituting property in which any Obligor owned no interest at the time the Lien was granted or at any time thereafter; (d) constituting property leased to any Credit Party under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Credit Party to be, renewed or extended; (e) consisting of an instrument evidencing Indebtedness if the Indebtedness evidenced thereby has been paid in full; or (f) if otherwise approved, authorized or ratified in writing by Requisite Lenders, subject to subsection 10.6. Upon request by Administrative Agent at any time, Lenders will confirm in writing Administrative Agent’s authority to release particular types or items of Collateral pursuant to this subsection 9.6.

(iii) Without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the Capital Stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Borrower) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented, or (b) subordinate the Liens of Administrative Agent, on behalf of Lenders, to any Liens permitted by subsection 7.2A(i) (solely with respect to clauses (v) and (vii) of the definition of Permitted Encumbrances), and subsections 7.2A(iii), (iv) and (v).

B. Lender Action. Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Security Document (including through the exercise of a right of set-off against call deposits of such Lender in which any funds on deposit in the Security Documents may from time to time be invested, unless requested by Administrative Agent or Requisite Lenders) or to enforce any Subsidiary Guaranty, it being understood and agreed that all powers, rights and remedies under the Security Documents and the Guaranties may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

9.7 Administrative Agent May File Proofs of Claim.

The Lenders and Borrower hereby agree that after the occurrence of an Event of Default pursuant to subsections 8.6 or 8.7, in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower or any of the Subsidiaries of Borrower, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders, Administrative Agent and other agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, Administrative Agent and other agents and their agents and counsel and all other amounts due Lenders, Administrative Agent and other agents under subsections 2.3 and 10.2) allowed in such judicial proceeding; and

(ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and it agents and counsel, and any other amounts due Administrative Agent and other agents under subsections 2.3 and 10.2.

Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. Further, nothing contained in this subsection 9.7 shall affect or preclude the ability of any Lender to (i) file and prove such a claim in the event that Administrative Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Lender’s outstanding Obligations.

Section	10. MISCELLANEOUS

10.1 Assignments and Participations in Loans and Letters of Credit.

A. General. Each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or (ii) sell participations to any Person in, all or any part of its Commitments or any Loan or Loans made by it or its Letters of Credit or participations therein or any other interest herein or in any other Obligations owed to it; provided that no such sale, assignment, transfer or participation shall, without the consent of Borrower, require Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; and provided, further that no such sale, assignment, transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Lender effecting such sale, assignment, transfer or participation. Except as otherwise provided in this subsection 10.1, no Lender shall, as between Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans, the Letters of Credit or participations therein, or other Obligations owed to such Lender.

B. Assignments.

(i) Amounts and Terms of Assignments. Each Commitment, Loan, Letter of Credit or participation therein, or other Obligation may (a) be assigned in any amount to another Lender, or to an Affiliate of the assigning Lender or another Lender, with the giving of notice to Borrower and Administrative Agent or (b) be assigned in an aggregate amount of not less than Five Million Dollars ($5,000,000) with respect to Term Loans and Revolving Loans (or such lesser amount as shall constitute the aggregate amount of the Commitments, Loans, Letters of Credit and participation therein, and other Obligations of the assigning Lender) to any other Eligible Assignee with the giving of notice to Borrower and Administrative Agent and with the consent of Borrower and Administrative Agent (which consent of Borrower and Administrative Agent shall not be unreasonably withheld and which consent, in the case of Borrower, shall not be required at any time that an Event of Default has occurred and is continuing); provided that as long as no Event of Default has occurred and is continuing, after giving effect to any such assignment by an assigning Lender which is less than the total amount of such assigning Lender’s aggregate Term Loan, Revolving Loan Commitment, Revolving Loans or interest in any Letters of Credit, the aggregate amount of such assigning Lender’s Term Loan, Revolving Loan Commitment, Revolving Loans and interests in Letters of Credit held by it shall not be less than Five Million Dollars ($5,000,000). To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its Commitments, Loans, Letters of Credit or participations therein, or other Obligations or the portion thereof so assigned. The parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance, an assignment agreement substantially in the form of Exhibit IX annexed hereto, together with (i) such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such assignment agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a) and (ii) for assignments (A) pursuant to another Lender under clause (a) above or (B) pursuant to clause (b) above a processing fee of Three Thousand Five Hundred Dollars ($3,500) (for which no Obligor shall have any responsibility or liability). Upon such execution, delivery, and acceptance, from and after the effective date specified in such assignment agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment agreement, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an assignment agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is the Issuing Lender with respect to any outstanding Letters of Credit such Lender shall continue to have all rights and obligations of an Issuing Lender with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder). The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of the Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall be issued to the assignee and to the assigning Lender, substantially in the form of Exhibit IV or Exhibit V annexed hereto, as the case may be, with appropriate insertions, to reflect the new Commitments and/or outstanding Term Loans, as the case may be, of the assignee and the assigning Lender.

(ii) Acceptance by Administrative Agent. Upon its receipt of an assignment agreement substantially in the form of Exhibit IX annexed hereto executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a), Administrative Agent shall, if such assignment agreement has been completed and is acceptable in form and substance to Administrative Agent, and if Administrative Agent and Borrower have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such assignment agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment) and (b) give prompt notice thereof to Borrower. Administrative Agent shall maintain a copy of each assignment agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

C. Participations. The holder of any participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the regularly scheduled maturity of any portion of the principal amount of or interest on any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation, and all amounts payable by Borrower hereunder (including amounts payable to such Lender pursuant to subsections 2.6D, 2.7 and 3.6) shall be determined as if such Lender had not sold such participation.

D. Assignments to Federal Reserve Banks. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 10.1, any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided that (i) no Lender shall, as between Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E. Information. Each Lender may furnish any information concerning the Obligors and their respective Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

10.2 Expenses.

Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (i) all the actual and reasonable out-of-pocket costs and expenses of Administrative Agent for the preparation of the Loan Documents; (ii) the reasonable fees, expenses and disbursements of counsel to Administrative Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and the Loans and any consents, amendments, waivers or other modifications hereto or thereto and any other documents or matters requested by any Obligor; (iii) all other actual and reasonable out-of-pocket costs and expenses incurred by Administrative Agent in connection with the initial syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and the transactions contemplated hereby and thereby (except that no Obligor shall be required to pay financing fees or any other fees or expenses of any syndication member unless agreed upon separately by Borrower); and (iv) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Obligor hereunder or under the other Loan Documents by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

10.3 Indemnity.

In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to defend, indemnify, pay and hold harmless Agents and Lenders and their respective Affiliates, and the officers, directors, employees and agents of Agents and Lenders and their respective Affiliates (collectively called the “Indemnitees”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitees) in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person (including any Obligor or Affiliate thereof), whether or not any such Indemnitee shall be designated as a party or a potential party thereto), that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of the actions or activities of any Credit Party or Affiliate thereof (including in respect of securities and commercial laws, statutes, rules or regulations and Environmental Laws), this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including any broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith, Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds of any of the Loans or the issuance of Letters of Credit hereunder or the use or intended use of any of the Letters of Credit) or the statements contained in the commitment letter delivered by any Lender to Borrower with respect thereto (collectively called the “Indemnified Liabilities”); provided that (i) the foregoing indemnity shall not apply to any action or claim brought by any Obligor against any Indemnitee hereunder for breach of contract arising under this Agreement or the other Loan Documents and (ii) Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee or any of its officers, directors, employees, agents or affiliates as determined by a final judgment of a court of competent jurisdiction. To the extent that the undertaking to defend, indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute, jointly and severally, the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all non-excluded Indemnified Liabilities incurred by the Indemnitees or any of them.

10.4 Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of Borrower against and on account of the obligations and liabilities of Borrower to that Lender under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

10.5 Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment, by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

10.6 Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement, of the Notes, and no consent to any departure by Borrower therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that any such amendment, modification, termination, waiver or consent which: postpones the scheduled final maturity date of any of the Loans; changes in any manner the method for calculating “Pro Rata Share” or “Requisite Lenders” other than including Incremental Term Lenders; changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders; releases any Lien granted in favor of Administrative Agent with respect to any material portion of the Collateral not permitted to be sold hereunder; releases any Subsidiary from that Subsidiary’s obligations under the Subsidiary Guaranty (other than pursuant to a transaction permitted hereunder such as a permitted asset sale or merger of such Subsidiary), or contractually subordinates the Subsidiary Guaranty to the payment of any other obligations of that Subsidiary; consents to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; changes in any manner the provisions contained in subsection 8.1 or this subsection 10.6; reduces the principal amount of any of the Loans; reduces the amount of, or postpones the date of, any scheduled amortization installment of principal of, or commitment reduction with respect to, any of the Loans as set forth in subsection 2.4A, as the case may be; postpones the date on which any interest or any fees are payable with respect to any Loans; decreases the interest rate borne by any of the Loans (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or reduces the rate or the amount of any fees payable hereunder with respect to any Loans; reduces the amount or postpones the due date of any amount payable in respect of any Letter of Credit, or extends the required expiration date of any Letter of Credit past the Revolving Loan Commitment Termination Date; or changes in any manner the obligations of Lenders relating to the purchase of participations in Letters of Credit, shall be effective, in each case, only if evidenced by a writing signed by or on behalf of all Lenders holding the Loans or Letters of Credit (or having a Commitment with respect thereto) which are the subject of such amendment, modification, termination, waiver or consent. No Commitment or Pro Rata Share of a Lender shall be increased without the consent of such Lender. In addition (i) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, and (ii) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of an Agent shall be effective without the written concurrence of such Agent. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Borrower, on Borrower.

10.7 Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8 Notices.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by facsimile or United

States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of facsimile in complete and legible form if received by 5 p.m. (local time) on a Business Day (or if not received by such time on a Business Day, the facsimile shall be deemed received on the next Business Day), or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent and the Issuing Lender shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or (i) as to Borrower and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.

Loan Documents and notices under the Loan Documents may be transmitted and/or signed by facsimile or by email in pdf format. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Agents and Lenders. Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile or permitted email document or signature.

10.9 Survival of Representations, Warranties and Agreements.

A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in subsections 2.6D, 2.7, 3.5A, 3.6, 10.2 and 10.3 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5 and 10.19 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn hereunder, and the termination of this Agreement.

10.10 Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11 Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that a Obligor makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12 Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13 Obligations Several; Independent Nature of Lenders’ Rights.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.14 Headings.

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.15 Applicable Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

10.16 Successors and Assigns.

This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to subsection 10.1). Neither Borrower’s rights or obligations hereunder nor any interest therein may be assigned or delegated by Borrower without the prior written consent of all Lenders.

10.17 Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY OBLIGOR ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OBLIGATION MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, SUCH OTHER LOAN DOCUMENT OR SUCH OBLIGATION. Borrower hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Borrower at its address provided in subsection 10.8, such service being hereby acknowledged by Borrower to be sufficient for personal jurisdiction in any action against Borrower in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against Borrower in the courts of any other jurisdiction.

10.18 Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.19 Confidentiality.

Each Lender shall hold all non-public information identified by Borrower as confidential obtained pursuant to the requirements of this Agreement in accordance with such Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound commercial lending or banking practices, it being understood and agreed by Borrower that in any event a Lender may make disclosures (i) reasonably required by any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participation therein subject to this subsection 10.19, (ii) to counterparties or prospective counterparties in connection with credit derivatives or other derivative transactions of a Lender related to Borrower or the Loans (provided that such Lender shall cause such counterparties or prospective counterparties to be bound by the provisions of this subsection 10.19), or (iii) as required or requested by any governmental or regulatory agency or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Borrower of any request by any governmental or regulatory agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental or regulatory agency) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by the Obligors or any of their respective Subsidiaries.

10.20 Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

10.21 Limitation of Liability.

NO CLAIM MAY BE MADE BY ANY OBLIGOR, ANY LENDER OR ANY OTHER PERSON AGAINST ADMINISTRATIVE AGENT, ANY LENDER OR ANY OF THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, REPRESENTATIVES, AGENTS OR ATTORNEYS-IN-FACT FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ON ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH, AND ANY OBLIGOR AND EACH LENDER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

* * * * *

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

BEASLEY MEZZANINE HOLDINGS, LLC

By:	/s/ Caroline Beasley
Name:	Caroline Beasley
Title:	Secretary

Notice Address for Borrower:

Beasley Mezzanine Holdings LLC
3033 Riviera Drive
Suite 200
Naples, Florida 33940
Attention:	Caroline Beasley
Vice President and Chief Financial Officer
Facsimile:	(941) 434-8950

With a copy (by the same means) to:

Latham & Watkins LLP
555 Eleventh Street, N.W.
Suite 1000
Washington, DC 20004
Attention: Joe Sullivan, Esq.
Facsimile: (202) 637-2201

LENDERS:

BANK OF MONTREAL, CHICAGO BRANCH, as a Lender and as Administrative Agent

By:	/s/ Juliet Barnes
Name:	Juliet Barnes
Title:	Vice President

Notice Address:

3 Times Square,
29th Floor
New York, New York 10036
Attention:	Juliet Barnes
Facsimile:	(212) 605-1584

With a copy (by the same means) to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 3000
Raleigh, North Carolina 27607
Attention:	Stephen C. Brissette, Esq.
Facsimile:	(919) 781-4865

HARRIS NESBITT FINANCING, INC., as a Lender

By:	/s/ Juliet Barnes
Name:	Juliet Barnes
Title:	Vice President

Notice Address:

3 Times Square
29th Floor
New York, New York 10036
Attention.:	Juliet Barnes
Facsimile:	(212) 605-1584

THE BANK OF NEW YORK, as a Lender

By:	/s/ Cynthia L. Rogers
Name:	Cynthia L. Rogers
Title:	Vice President

Notice Address:

One Wall Street
16th Floor
New York, New York 10286
Attention:	Cindy Rogers
Facsimile:	(212) 635-8595

BANK OF AMERICA N.A., as a Lender

By:	/s/ Todd Shipley
Name:	Todd Shipley
Title:	Managing Director

Notice Address:

901 Main Street
64th Floor
Dallas, TX 75202
Attention.:	Todd Shipley
Facsimile:	(214) 209-9390

ING CAPITAL, LLC, as a Lender

By:	/s/ Annie Moy
Name:	Annie Moy
Title:	Vice President

Notice Address:

1325 Avenue of the Americas, 8th Floor
New York, NY 10019
Attention.:	Annie Moy
Facsimile:	(646) 424-7486

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Vipa Chiraprut
Name:	Vipa Chiraprut
Title:	Vice President

Notice Address:

Sixth and Marquette
N9305-072
Minneapolis, MN 55479
Attention.:	Vipa Chiraprut
Facsimile:	(612) 667-0505

FLEET NATIONAL BANK, as a Lender

By:	/s/ Richard Anderson
Name:	Richard Anderson
Title:	Managing Director

Notice Address:

100 Federal Street
MA/DE/10009D
Boston, MA 02110
Attention.:	David Belanger
Facsimile:	617-434-8426

US BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Colleen McEvoy
Name:	Colleen McEvoy
Title:	Vice President

Notice Address:

1420 Fifth Avenue
7th Floor
Seattle, WA 98101
Attention.:	Craig Manalili
Facsimile:	206-344-3646

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, as a Lender

By:	/s/ Douglas W. Zylstra
Name:	Douglas W. Zylstra
Title:	Senior Vice President

By:	/s/ Brett Delfino
Name:	Brett Delfino
Title:	Executive Director

Notice Address:

Rabobank International
300 S. Wacker Drive, Suite 3500
Chicago, IL 60606
Attention.:	Douglas W. Zylstra
Facsimile:	312-786-0052

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:	/s/ Stephen W Hipp
Name:	Stephen W Hipp
Title:	Authorized Signatory

Notice Address:

2325 Lakeview Parkway
Suite 700
Alpharetta, GA 30004-1976
Attention.:	Beasley Account Manager
Facsimile:	678.624.7903

with a copy to:

201 High Ridge Road
Stamford CT 06927
Attention:	General Counsel and Managing Director for Legal Affairs - Media and Communications Finance
Facsimile:	(203) 316-7889

BNP PARIBAS, as a Lender

By:	/s/ Ola Anderssen
Name:	Ola Anderssen
Title:	Director

By:	/s/ Stephanie Rogers
Name:	Stephanie Rogers
Title:	Vice President

Notice Address:

787 Seventh Ave
New York, NY 10019
Attention.:	Charmaine Robinson
Facsimile:	212 841 2369

WACHOVIA BANK, as a Lender

By:	/s/ John D. Brady
Name:	John D. Brady
Title:	Director

Notice Address:

Wachovia Bank, National Association
301 S. College Street, NC0760
Charlotte, NC 28288
Attention.:	James Heatwole
Facsimile:	(704) 383-1625

CREDIT SUISSE FIRST BOSTON, as a Lender

By:	/s/ Sovonna Day-Goins
Name:	Sovonna Day-Goins
Title:	Director

By:	/s/ Jennifer A. Pieza
Name:	Jennifer A. Pieza
Title:	Associate

Notice Address:

One Madison Avenue
New York, NY 10010
Attention.:	Edward Markowski
Facsimile:	212-538-6851